Filed Pursuant to Rule 424(b)(3)

Registration No. 333-191483

PROSPECTUS SUPPLEMENT NO. 3

To Prospectus dated February 10, 2014

3,528,580 Shares

RING ENERGY, INC.

Common Stock

This prospectus supplement no. 3 supplements the supplemented prospectus dated February 10, 2014 (the “Prospectus”), relating to the offering and resale by the Selling Stockholders identified in the Prospectus of up to 3,528,580 outstanding shares (the “Resale Shares”) of common stock, $.001 par value, of Ring Energy, Inc., a Nevada corporation (“Common Stock”). We will not receive any proceeds from the sale of any Resale Shares sold by the Selling Stockholders.

This prospectus supplement incorporates into our Prospectus the information contained in our attached annual report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2014, and Form 10-Q, filed with the Securities and Exchange Commission on May 8, 2014.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized, except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Common Stock is traded on the NYSE MKT under the symbol “REI”.  On May 9, 2014, the last reported sales price of our Common Stock was $17.48 per share.

_______________________________________________

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 7 of the Prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 12, 2014

United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 10-K

(Mark One)

  X .Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2013

Or

      .Transition Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from ___________to ___________

Commission file number 001-36057

Ring Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	90-0406406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 N. Loraine Street, Suite 1245 Midland, TX	79701
(Address of principal executive offices)	(Zip Code)

(432) 682-7464
(Registrant’s telephone number, including area code)

Securities registered under Section 12(b) of the Exchange Act:  None

Securities registered under Section 12(g) of the Exchange Act:  Common Stock, Par Value $0.001

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes      . No  X ..

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.  Yes      . No  X ..

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  X . No      .

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes  X . No      .

Indicate by check mark if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained herein, and will not  be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.        .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

Indicate by check mark whether the registrant is shell company (as defined in Rule 12b-2 of the Act). Yes      . No  X ..

As of June 30, 2013, the aggregate market value of the common voting stock held by non-affiliates of the issuer, based upon the closing stock price of $8.76 per share, was approximately $110,027,028.

As of March 20, 2014, the issuer had outstanding 23,581,313 shares of common stock ($0.001 par value).

TABLE OF CONTENTS

Forward Looking Statements

All statements, other than statements of historical fact included in this Annual Report on Form 10-K (herein, “Annual Report”) regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Annual Report, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this Annual Report. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this Annual Report are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Annual Report. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Unless the context otherwise requires, references in this Annual Report to “Ring,” refer to Ring Energy, Inc. and references to “the Company,” “we,” “us,” “our” or “ours” refer to Ring Energy, Inc. and Stanford Energy, Inc, its wholly owned subsidiary..

PART I

Item 1:

Business

General

Ring Energy is a Midland-based exploration and production company that is engaged in oil and natural gas acquisition, exploration, development and production activities. Our exploration and production interests are currently focused in Texas and Kansas. The Company takes a conventional approach to its drilling program and seeks to develop its traditional core areas, as well as look for new growth opportunities.

The Company’s primary drilling operations target the Central Basin Platform in Andrews County and Gaines County, Texas. As of December 31, 2013, Ring had 14,375 gross (8,949 net) acres in those counties.  The Company also has 16,997 gross (14,232 net) acres in Kansas targeting the Mississippi Lime play. The acreage is located in Gray, Finney and Haskell counties.  On October 16, 2013, Ring entered into a joint development agreement with Torchlight Energy Resources, Inc., to develop its Kansas leasehold. The Company will continue to operate the acreage and Torchlight Energy Resources, Inc., will earn an equal share in the leasehold after fulfilling the agreed upon drilling carry obligation of $6 million (the “Development Agreement”). Ring plans to drill ten vertical wells pursuant to the Development Agreement.

As of December 31, 2013, Ring’s proved reserves were 7.3 million BOE (barrel of oil equivalent). Effectively 100% of its reserves (based on the estimates above) relate to properties located in Texas. The Company’s proved reserves are oil-weighted with 94% of proved reserves consisting of oil and 6% consisting of natural gas. Of those reserves, 24% of the proved reserves are classified as proved developed producing, or “PDP,” 4% are classified as proved developed non-producing, or “PDNP,” and approximately 72% are classified as proved undeveloped, or “PUD.”

Production for the year ended December, 2013, was approximately 115,681 BOE, as compared to production of 21,611 BOE for the year ended December 2012, a 435% increase in BOE.  The stated production amount reflects only the oil and gas that was produced and shipped prior to the end of the fourth quarter. Any oil and gas produced in the fourth quarter but still held on site after December 31, 2013, will be credited in the first quarter of 2014.

Ring believes that there is significant value to be created by drilling the identified undeveloped opportunities on its Texas properties. As of December 31, 2013, Ring owns interests in a total of 3,482 gross (2,143 net) developed acres and 10,893 gross (6,806 net) undeveloped acres in Texas. The Company has 191 identified proven vertical drilling locations based on the reserve report as of December 31, 2013, and an additional 1,172 identified potential vertical drilling locations based on 10-acre downspacing. Ring intends to grow its reserves and production through development, drilling, exploitation and exploration activities on this multi-year project inventory of identified potential drilling locations and through acquisitions that meet the Company’s strategic and financial objectives, targeting oil-weighted reserves. Ring has identified 12 wells that are suitable candidates for re-stimulation, providing attractive returns with lower upfront costs. Ring will develop the Kansas acreage through the Development Agreement. The drilling carry will cover the drilling expenses for approximately the first ten wells.

Historical Background

Ring was originally organized under the name of Blanca Corp. in the State of Nevada on July 30, 2004.  The name of the corporation was changed of record to Transglobal Mining Corp. on April 8, 2007.  The initial purpose of the corporation was to engage in mining development operations within the United States and Canada.

On March 21, 2008, the corporation was acquired by a new majority group of stockholders.  At the time of the closing of the majority share acquisition, the corporation divested itself of all mining-related assets and liabilities.  On or about March 20, 2008, the corporation changed its name of record in Nevada to Ring Energy, Inc., and the purpose of the corporation changed to focus on the acquisition and development of oil and gas properties and the marketing of oil and gas products derived from those properties.  In connection with the closing, the corporation approved, by majority stockholder consent resolution, a reverse split of eighteen-to-one (18:1) of its issued shares, decreasing the issued and outstanding shares.

On June 28, 2012, Ring completed the acquisition of Stanford Energy, Inc. (“Stanford”) through the closing of a stock-for-stock exchange agreement dated May 3, 2012.  As a result, Stanford’s stockholders obtained control of Ring under current accounting guidance. Since the Stanford stockholders obtained a controlling interest in Ring’s Common Stock and stock options, Stanford was determined to be the accounting acquirer and its historical financial statements have been adjusted to reflect its reorganization in a manner equivalent to a 2,500-for-1 stock split.

On May 23, 2011, prior to Ring’s acquisition of Stanford, Stanford acquired developed and undeveloped properties referred to as the “Fisher I Property.”  The Fisher I Property represents Stanford’s predecessor under Rule 405 of Regulation C of the Securities Act of 1933, as amended, as the Fisher I Property was Stanford’s first significant interest in producing oil and natural gas properties and Stanford’s own operations before the acquisition were insignificant relative to the operations acquired.  In that regard, upon consummation of the acquisition, the historical financial statements of the Fisher I Property became the historical financial statements of Ring.

Our principal executive offices are located at 200 N. Loraine Street, Suite 1245, Midland, Texas 79701, and our telephone number is (432) 682-7464.  Our Internet website can be found at www.ringenergy.com.  Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 will be available through our Internet website as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.  The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

Ring Energy’s Business Strategy and Development

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Growing production and reserves by developing our oil-rich resource base.   Ring intends to actively drill and develop its acreage base in an effort to maximize its value and resource potential.  Ring’s portfolio of proved oil and natural gas reserves consists of 94% oil and 6% natural gas. Of those reserves, 24% of the proved reserves are classified as proved developed producing, or “PDP,” 4% are classified as proved developed non-producing, or “PDNP,” and approximately 72% are classified as proved undeveloped, or “PUD.” Through the conversion of undeveloped reserves to developed reserves, Ring will seek to increase production, reserves and cash flow while gaining favorable returns on invested capital.

Through December 31, 2013, we increased our proved reserves to approximately 7.3 million BOE (barrel of oil equivalent).  As of December 31, 2013, our estimated proved reserves had a pre-tax PV10 (present value of future net revenues before income taxes discounted at 10%) of approximately $198.4 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $133.9 million.  The difference between these two amounts is the effect of income taxes.  The Company presents the pre-tax PV-10 value, which is a non-GAAP financial measure, because it is a widely used industry standard which we believe is useful to those who may review this Annual Report when comparing our asset base and performance to other comparable oil and gas exploration and production companies.  We spent approximately $44.5 million on acquisitions and capital projects during 2012 and 2013 , and we intend to continually actively drill and develop our acreage in an effort to maximize shareholder value.

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Employ industry leading drilling and completion techniques. Ring’s executive team, which has over 100 years combined experience in the oil and gas industry, intends to utilize new and innovative technological advancements and careful geological evaluation in reservoir engineering to generate value for its stockholders and to build development opportunities for years to come. Improved efficiency through employing technological advancements can provide a significant benefit in a continuous drilling program such as the one Ring contemplates for its current inventory of drilling locations. Additionally, Ring believes that the experience of its executive team will help reduce the time and cost associated with drilling and completing both conventional and horizontal wells, while potentially increasing recovery.

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Pursue strategic acquisitions with exceptional upside potential.   Ring has a history of acquiring leasehold positions that it believes to have substantial resource potential and to meet its targeted returns on invested capital. Ring has historically pursued acquisitions of properties that it believes to have exploitation and development potential comparable to its existing inventory of drilling locations.  The Company has developed and refined an acquisition program designed to increase reserves and complement existing core properties.  Ring’s experienced team of management and engineering professionals identify and evaluate acquisition opportunities, negotiate and close purchases and manage acquired properties. Management intends to continue to pursue strategic acquisitions that meet the Company’s operational and financial targets. The executive team, with its extensive experience in the Permian Basin, has many relationships with operators and service providers in the region.  Ring believes that leveraging its contacts will be a competitive advantage in identifying acquisition targets.  Management’s proven ability to evaluate resource potential will allow Ring to successfully acquire acreage and bring out more value in the assets ..

Ring Energy’s Strengths

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High quality asset base in one of North America’s leading resource plays. Ring’s acreage in the Permian Basin is all located in Andrews and Gaines Counties, which is in the heart of the Central Basin Platform. The Central Basin Platform is a NW-trending uplifted basement block that separates the Midland Basin (to the east) from the Delaware Basin (to the west). As of December 31, 2013, Ring has drilled 45 wells on its acreage and re-stimulated 22 existing wells. As of December 31, 2013, estimated net proved reserves were comprised of approximately 94% oil and 6% natural gas, which allow the Company to benefit from the currently more favorable pricing of oil as compared to natural gas.

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De-risked Permian acreage position with multi-year vertical drilling inventory. As of December 31, 2013, Ring has drilled 45 gross operated wells across its leasehold position with a 100% success rate. The Company has also re-stimulated 22 existing wells with attractive well economics. Ring has identified a multi-year inventory of potential drilling locations that will drive reserves and production growth and provide attractive return opportunities. As of December 31, 2013, Ring has 191 identified proven vertical drilling locations in its proved undeveloped reserves. It believes it has an additional 1,172 potential locations based on 10-acre downspacing. The Company views this drilling inventory as de-risked because of the significant production history in the area and well-established industry activity surrounding the acreage.

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Experienced and proven management team focused on the Permian Basin. The executive team has an average of approximately 22 years of industry experience per person, most of which has been focused in the Permian Basin. The Company believes its management and technical team is one of the principal competitive strengths due to the team’s proven ability to identify and integrate acquisitions, focus on cost efficiencies while managing a large-scale development program and disciplined allocation of capital to high-returning projects.  Chief Executive Officer Kelly Hoffman has had a successful career in the Permian Basin since 1975 when he started with Amoco Production Company and found further success in West Texas when he co-founded AOCO.  In addition, Chairman of the Board, Lloyd T. Rochford, and Director, Stanley M. McCabe, formed Arena Resources, Inc. (“Arena”) in 2001, which operated in the same proximate area as Ring’s Andrews and Gaines County acreage.  Arena eventually sold to SandRidge Energy, Inc., in July 2010 for $1.6 billion.  Ring’s management team aims to execute a similar growth strategy and development plan by leveraging its industry relationships and significant operational experience in these regions.

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Concentrated acreage position with high degree of operational control. Ring operates approximately 99% of its Permian Basin and Kansas acreage positions. The operating control allows Ring to implement and benefit from its strategy of enhancing returns through operational and cost efficiencies. Additionally, as the operator of substantially all of acreage, Ring retains the ability to adjust its capital expenditures based on well performance and commodity price forecasts.

Recent Developments

On February 6, 2014, the Company’s resale registration statement on Form S-1 in connection with the offering by certain selling stockholders named therein of up to 3,528,580 outstanding shares of common stock (the “Resale Shares”) became effective. Pursuant to the registration statement, such selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which the common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agents or as principals or by a combination of such methods of sale. The selling stockholders will receive all proceeds from such sales of the Resale Shares, and the Company will not receive any proceeds from the sale of any Resale Shares sold by the selling stockholders.

On February 27, 2014 Ring completed its acquisition (the “Acquisition”) of certain assets pursuant to its previously announced Purchase and Sale Agreement, dated February 4, 2014 (the “Purchase Agreement”), between Ring and Raw Oil & Gas, Inc., JDH Raw Energy LC, and Smith Energy Company, as sellers (the “Sellers”), for a purchase price of approximately $6.45 million in cash.  The assets acquired by Ring pursuant to the Purchase Agreement consist of approximately 2,481 gross (1,5767 net) acres, located in Andrews and Gaines Counties, in the Permian Basin of Texas. The acreage, comprised of 92 separate leases, includes both “developed” and “undeveloped” parcels and is in close proximity to Ring’s existing Permian Basin assets. The “developed” area is comprised of approximately 907 net acres with current net production of 42 BOEs (Barrel of Oil Equivalent) per day from the San Andres and Glorieta formations and is over 92% oil. The “undeveloped” area is comprised of approximately 660 net acres.

The Company has a $10 million revolving line of credit in place with The F&M Bank & Trust Company for borrowings and letters of credit.  As of March 17, 2014, no amount was outstanding on our credit facility.  The maturity date on the facility is April 10, 2014.

Competitive Business Conditions

We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Some of our competitors possess and employ financial resources substantially greater than ours and some of our competitors employ more technical personnel.  These factors can be particularly important in the areas in which we operate.  Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than what our financial or technical resources permit. Our ability to acquire additional properties and to find and develop reserves in the future will depend on our ability to identify, evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry.

The actual price range of crude oil is largely established by major crude oil purchasers and commodities trading.  Pricing for natural gas is based on regional supply and demand conditions.  To this extent we believe we receive oil and gas prices comparable to other producers.  There is little risk in our ability to sell all our current production at current prices with a reasonable profit margin.  The risk of domestic overproduction at current prices is not deemed significant.  We view our primary pricing risk to be related to a potential decline in prices to a level which could render our current production uneconomical.

We are presently committed to use the services of the existing gathering systems of the companies that purchase our natural gas production.  This commitment is tied to existing natural gas purchase contracts associated with our production  This commitment potentially gives such gathering companies certain short-term relative monopolistic powers to set gathering and transportation costs, because obtaining the services of an alternative gathering company would require substantial additional costs (since an alternative gathering company would be required to lay new pipeline and/or obtain new rights of way to any lease from which we are selling production).  We are not subject to third party gathering systems for our oil production.  Some of our oil production is sold through a third party pipeline which has no regional competition.  All other oil production is transported by the oil purchaser by trucks with competitive trucking costs in the area.

Major Customers

We principally sell our oil and natural gas production to end users, marketers and other purchasers that have access to nearby pipeline facilities. In areas where there is no practical access to pipelines, oil is trucked to storage facilities. Our marketing of oil and natural gas can be affected by factors beyond our control, the effects of which cannot be accurately predicted. For the fiscal year 2013, sales to one customer, HollyFrontier Refining and Marketing (“HollyFrontier”) represented 97% of oil and gas revenues.  At December 31, 2013, HollyFrontier represented 99% of our accounts receivable.  However, we believe that the loss of this customer would not materially impact our business, because we could readily find other purchasers for our oil and gas produced.

Delivery Commitments

As of December 31, 2013, we are not committed to providing a fixed quantity of oil or gas under any existing contracts.

Governmental Regulations

Oil and natural gas operations such as ours are subject to various types of legislation, regulation and other legal requirements enacted by governmental authorities. This legislation and regulation affecting the oil and natural gas industry is under constant review for amendment or expansion. Some of these requirements carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability.

Regulation of Drilling and Production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Regulation of Transportation of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Our sales of crude oil are affected by the availability, terms and cost of transportation.  The transportation of oil in common carrier pipelines is also subject to rate regulation.  The Federal Energy Regulatory Commission, or the FERC, regulates interstate oil pipeline transportation rates under the Interstate Commerce Act.  Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions.  The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state.  Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors.  Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis.  Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates.  When oil pipelines operate at full capacity, access is governed by pro-rationing provisions set forth in the pipelines’ published tariffs.  Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services.  Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold.  Therefore, we cannot provide any assurance that the less stringent regulatory approach established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors.

Environmental Compliance and Risks

Our oil and natural gas exploration, development and production operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Historically, most of the environmental regulation of oil and gas production has been left to state regulatory boards or agencies in those jurisdictions where there is significant gas and oil production, with limited direct regulation by such federal agencies as the Environmental Protection Agency.  However, while we believe this generally to be the case for our production activities in Texas and Kansas, there are various regulations issued by the Environmental Protection Agency (“EPA”) and other governmental agencies that would govern significant spills, blow-outs, or uncontrolled emissions.

In Texas and Kansas specific oil and gas regulations apply to the drilling, completion and operations of wells, and the disposal of waste oil and salt water.  There are also procedures incident to the plugging and abandonment of dry holes or other non-operational wells, all as governed by the applicable governing state agency.

At the federal level, among the more significant laws and regulations that may affect our business and the oil and gas industry are:  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, also known as “CERCLA” or “Superfund; the Oil Pollution Act of 1990; the Resource Conservation and Recovery Act, also known as “RCRA,”; the Clean Air Act; Federal Water Pollution Control Act of 1972, or the Clean Water Act; and the Safe Drinking Water Act of 1974.

Compliance with these regulations may constitute a significant cost and effort for us.  No specific accounting for environmental compliance has been maintained or projected by us at this time.  We are not presently aware of any environmental demands, claims, or adverse actions, litigation or administrative proceedings in which either we or our acquired properties are involved in or subject to, or arising out of any predecessor operations.

In the event of a breach of environmental regulations, these environmental regulatory agencies have a broad range of alternative or cumulative remedies which include:  ordering a clean-up of any spills or waste material and restoration of the soil or water to conditions existing prior to the environmental violation; fines; or enjoining further drilling, completion or production activities.  In certain egregious situations the agencies may also pursue criminal remedies against us or our principal officers.

Operational Hazards and Insurance

The oil business involves a variety of operating risks, including the risk of fire, explosions, blow outs, pipe failures and, in some cases, abnormally high pressure formations which could lead to environmental hazards such as oil spills, natural gas leaks and the discharge of toxic gases. If any of these should occur, we could incur legal defense costs and could be required to pay amounts due to injury, loss of life, damage or destruction to property, natural resources and equipment, pollution or environmental damage, regulatory investigation and penalties and suspension of operations.

In accordance with what we believe to be industry practice, we maintain insurance against some, but not all, of the operating risks to which our business is exposed.

Current Employees

As of December 31, 2013, we had thirteen full-time employees. However, subsequent to December 31, 2013 we have added two additional full-time employees.  Our employees are not represented by any labor union. We consider our relations with our employees to be satisfactory and have never experienced a work stoppage or strike.

We also retain certain engineers, geologists, landmen, pumpers and other personnel on a contract or fee basis as necessary for our operations.

Item 1A:             Risk Factors

The following risks and uncertainties may affect our performance, results of operations and the trading price of our common stock.

Risks Relating to the Oil and Natural Gas Industry and Our Business

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

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changes in global supply and demand for oil and natural gas;

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the actions of the Organization of Petroleum Exporting Countries, or OPEC;

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the price and quantity of imports of foreign oil and natural gas;

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political conditions, including embargoes, in or affecting other oil-producing activity;

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the level of global oil and natural gas exploration and production activity;

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the level of global oil and natural gas inventories;

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weather conditions;

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technological advances affecting energy consumption; and

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the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. Lower prices will also negatively impact the value of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

A substantial percentage of our proven properties are undeveloped; therefore the risk associated with our success is greater than would be the case if the majority of our properties were categorized as proved developed producing.

Because a substantial percentage of our proven properties are proved undeveloped (approximately 72%) or proved developed non-producing (approximately 4%), we will require significant additional capital to develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

While our current business plan is to fund the development costs with cash flow from our other producing properties, if such cash flow is not sufficient we may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control; including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “—Reserve estimates depend on many assumptions that may turn out to be inaccurate” (below) for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

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delays imposed by or resulting from compliance with regulatory requirements;

•

pressure or irregularities in geological formations;

•

shortages of or delays in obtaining equipment and qualified personnel;

•

equipment failures or accidents;

•

adverse weather conditions;

•

reductions in oil and natural gas prices;

•

title problems; and

•

limitations in the market for oil and natural gas.

If our assessments of recently purchased properties are materially inaccurate, it could have significant impact on future operations and earnings.

We have aggressively expanded our base of producing properties. The successful acquisition of producing properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

•

the amount of recoverable reserves;

•

future oil and natural gas prices;

•

estimates of operating costs;

•

estimates of future development costs;

•

estimates of the costs and timing of plugging and abandonment; and

•

potential environmental and other liabilities.

Our assessment will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. As noted previously, we plan to undertake further development of our properties through the use of cash flow from existing production. Therefore, a material deviation in our assessments of these factors could result in less cash flow being available for such purposes than we presently anticipate, which could either delay future development operations (and delay the anticipated conversion of reserves into cash), or cause us to seek alternative sources to finance development activities.

Decreases in oil and natural gas prices may require us to take write-downs of the carrying values of our oil and natural gas properties, potentially requiring earlier than anticipated debt repayment and negatively impacting the trading value of our securities.

Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. Because our properties serve as collateral for advances under our existing credit facility, a write-down in the carrying values of our properties could require us to repay any outstanding debt earlier than we would otherwise be required. A write-down could also constitute a non-cash charge to earnings. It is likely the cumulative effect of a write-down could also negatively impact the trading price of our securities.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves.

In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reported reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the present value of future net revenues from our reported proved reserves is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. If future values decline or costs increase it could negatively impact our ability to finance operations, and individual properties could cease being commercially viable, affecting our decision to continue operations on producing properties or to attempt to develop properties. All of these factors would have a negative impact on earnings and net income, and most likely the trading price of our securities. These factors could also result in the acceleration of debt repayment and a reduction in our borrowing base under our credit facility.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Our prospects are in various stages of evaluation, ranging from prospects that are currently being drilled, to prospects that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. This risk may be enhanced in our situation, due to the fact that a significant percentage (72%) of our proved reserves is currently proved undeveloped reserves. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•

environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•

abnormally pressured formations;

•

mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•

fires and explosions;

•

personal injuries and death; and

•

natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could materially and adversely affect us.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•

discharge permits for drilling operations;

•

drilling bonds;

•

reports concerning operations;

•

the spacing of wells;

•

unitization and pooling of properties; and

•

taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our operations may incur substantial liabilities to comply with the environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

If our indebtedness increases, it could reduce our financial flexibility.

We have a $10 million revolving line of credit in place for borrowings and letters of credit.  As of December 31, 2013, no amount was outstanding on our credit facility.  If in the future we utilize this facility, the level of our indebtedness could affect our operations in several ways, including the following:

•

a significant portion of our cash flow could be used to service the indebtedness,

•

a high level of debt would increase our vulnerability to general adverse economic and industry conditions,

•

the covenants contained in our credit facility limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments and,

•

a high level of debt could impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

In addition, our bank borrowing base is subject to semi-annual redeterminations. If we use our credit facility, we could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. If we are forced to do so, we may not have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our cash flows and income.

Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and, therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. If we are unable to develop, exploit, find or acquire additional reserves to replace our current and future production, our cash flow and income will decline as production declines, until our existing properties would be incapable of sustaining commercial production.

If our access to markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

Currently, the majority of our production is sold to marketers and other purchasers that have access to nearby pipeline facilities. However, as we begin to further develop our properties, we may find production in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas could have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

Hedging transactions may limit our potential gains.

In order to reduce commodity price uncertainty and increase cash flow predictability relating to the marketing of our crude oil and natural gas, we may enter into crude oil and natural gas price hedging arrangements with respect to a portion of our expected production. While intended to reduce the effects of volatile crude oil and natural gas prices, such transactions may limit our potential gains if crude oil and natural gas prices rise over the price established by the arrangements.

Risks Relating to Our Common Stock

We have no plans to pay dividends on our common stock. Shareholders may not receive funds without selling their shares.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities. In addition, our credit facility prohibits us from paying dividends.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect common stockholders.

Under our Articles of Incorporation, our board of directors is authorized to issue up to 50,000,000 shares of preferred stock, of which none are issued and outstanding as of the date of this Annual Report. Also, our board of directors, without shareholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. If the board causes shares of preferred stock to be issued, the rights of the holders of our common stock could be adversely affected. The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Preferred shares issued by the board of directors could include voting rights, or even super voting rights, which could shift the ability to control the company to the holders of the preferred stock. Preferred shares could also have conversion rights into shares of common stock at a discount to the market price of the common stock which could negatively affect the market for our common stock. In addition, preferred shares would have preference in the event of liquidation of the Company, which means that the holders of preferred shares would be entitled to receive the net assets of the Company distributed in liquidation before the common stock holders receive any distribution of the liquidated assets. We have no current plans to issue any shares of preferred stock.

Provisions under Nevada law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

In addition to the ability of the board of directors to issue preferred stock, the existence of some provisions under Nevada law could delay or prevent a change in control of the Company, which could adversely affect the price of our common stock. Nevada law imposes some restrictions on mergers and other business combinations between us and any holder of 10% or more of our outstanding common stock.

Item 1B:

Unresolved Staff Comments

None.

Item 2:

Properties

General Background

Ring is currently engaged in oil and natural gas acquisition, exploration, development and production, with activities currently in Texas and Kansas. Our focus will be on developing our existing properties, while continuing to pursue acquisitions of oil and gas properties with upside potential.

Management’s Business Strategy Related to Properties

Our goal is to increase shareholder value by investing in oil and gas projects with attractive rates of return on capital employed. We plan to achieve this goal by exploiting and developing our existing oil and natural gas properties and pursuing acquisitions of additional properties. Specifically, we have focused, and plan to continue to focus, on the following:

Developing and Exploiting Existing Properties

We believe that there is significant value to be created by drilling the identified undeveloped opportunities on our properties. As of December 31, 2013, we owned interests in a total of 4,122 gross (2,783 net) developed acres and operate essentially all of the net pre-tax PV10 value of our proved undeveloped reserves. In addition, as of December 31, 2013, we owned interests in approximately 27,250 gross undeveloped acres (20,398 net). While our focus will be toward growth through additional acquisitions and leasing, we do plan on drilling wells on our existing acreage to develop the potential contained therein.

On October 16, 2013, we entered into the Development Agreement to develop our Kansas leasehold. Ring will enter into a Joint Operating Agreement (“JOA”) with Torchlight Energy, whereby the Company will (i) be designated as “Operator” under the JOA and (ii) remain Operator as long as it owns or controls any interest in the acreage subject to such agreement.

Pursuing Profitable Acquisitions

We have historically pursued acquisitions of properties that we believe to have exploitation and development potential comparable to our existing inventory of drilling locations. We have developed and refined an acquisition program designed to increase reserves and complement our existing core properties. We have an experienced team of management and engineering professionals who identify and evaluate acquisition opportunities, negotiate and close purchases and manage acquired properties.

Summary of Oil and Natural Gas Properties and Projects

Significant Texas Operations

Andrews County leases – Andrews County, Texas.  In 2011, we acquired a 100% working interest and a 75% net revenue interest in the initial leases.   Since that time, we have acquired working and net revenue interests in additional producing leases and acquired additional undeveloped acreage in and around our Andrews County leases.  The working interests range from 15-100% and the net revenue interests range from 11-77%. In total, we now own 14,375 acres, with 3,482 acres developed and held by production and the remaining 10,893 acres being undeveloped.  We believe the Andrews County leases contain considerable remaining potential drilling.  Our reserve estimate includes 194 PUD wells.   Our reserve estimates include potential development expenditures.

Significant Kansas Operations

Kansas Properties – Gray, Finney Haskell Counties, Kansas.  We acquired a 100% working interest and an 80% net revenue interest in 9,541.5 net mineral acres and a 95% working interest and a 76% net revenue interest in 1,600 net mineral acres, along with all production.  We acquired a 100% working interest and an 80% net revenue interest in 4,698 net mineral acres in addition to our existing acreage acquired in 2012. There was no production associated with the acquisition. In October 2013, we entered into the Joint Development Agreement, whereby Torchlight Energy Resources, Inc. agreed to pay approximately $6.2 million in development costs in return for a 50% working interest in this acreage.  There are 12 total wells on the acreage but only one well is currently producing and that production is minimal.  However, we believe this acreage has significant potential.  At this time we have only included one location in our PUD reserve estimates.

Title to Properties

We generally conduct a preliminary title examination prior to the acquisition of properties or leasehold interests. Prior to commencement of operations on such acreage, a thorough title examination will usually be conducted and any significant defects will be remedied before proceeding with operations. We believe the title to our leasehold properties is good, defensible and customary with practices in the oil and natural gas industry, subject to such exceptions that we believe do not materially detract from the use of such properties. With respect to our properties of which we are not the record owner, we rely instead on contracts with the owner or operator of the property or assignment of leases, pursuant to which, among other things, we generally have the right to have our interest placed on record.

Our properties are generally subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. We do not believe any of these burdens will materially interfere with our use of these properties.

Summary of Oil and Natural Gas Reserves

As of December 31, 2013, our estimated proved reserves had a pre-tax PV10 value of approximately $198.4 million and a Standardized Measure of Discounted Future Cash Flows of approximately $133.9 million, essentially 100% of which relate to our properties in Texas. We spent approximately $44.5 million on acquisitions and capital projects during 2012 and 2013.  We expect to further develop these properties through additional drilling.  We will closely manage our capital expenditures to our cash flow.   As commodity prices change we will consider the resulting impact on our cash flow and adjust our capital expenditures up or down accordingly.  We have maintained a strong current cash position with no long-term debt; we will continue to seek acquisition opportunities that complement our core assets.

The following table summarizes our total net proved reserves, pre-tax PV10 value and Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2013.

Graphic Area	Oil (Bbl)	Natural Gas (Mcf)	Total (Boe)	Pre-Tax PV10 Value	Standardized Measure of Discounted Future Net Cash Flows

Texas	6,838,055	2,456,043	7,247,397	$197,669,038	$133,309,068
Kansas	17,600	31,000	22,767	698,400	638,859

Total	6,855,655	2,487,043	7,270,164	$198,367,438	$133,947,927

Reserve Quantity Information

Our estimates of proved reserves and related valuations were based on independent third party reports and audited by Cawley, Gillespie & Associates., Inc. independent petroleum engineers.  The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors.

Our oil and natural gas reserves are attributable solely to properties within the United States. A summary of the changes in quantities of proved (developed and undeveloped) oil and natural gas reserves is shown below.

	Oil	Natural Gas
	(Bbls)	(Mcf)
Balance, December 31, 2011	2,493,560	1,749,100
Purchase of minerals in place	780,669	430,800
Improved recovery	149,149	30,250
Production	(20,531)	(6,480)
Revisions of estimates	243,896	(469,890)

Balance, December 31, 2012	3,646,743	1,733,780
Purchase of minerals in place	934,716	208,013
Improved recovery	282,958	62,970
Extensions and discoveries	2,393,976	532,760
Production	(109,673)	(36,047)
Sales of minerals in place	(16,100)	-
Revisions of estimates	(276,965)	(14,433)

Balance, December 31, 2013	6,855,655	2,487,043

Our proved oil and natural gas reserves are shown below.

	For the Years Ended December 31,
	2012	2013

Oil (Bbls)
Developed	812,000	1,941,367
Undeveloped	2,834,743	4,914,288

Total	3,646,743	6,855,655

Natural Gas (Mcf)
Developed	94,090	630,751
Undeveloped	1,639,690	1,856,292

Total	1,733,780	2,487,043

Total (Boe)
Developed	827,682	2,046,493
Undeveloped	3,108,025	5,223,670

Total	3,935,707	7,270,163

Standardized Measure of Discounted Future Net Cash Flows

Our standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and changes in the standardized measure as described below were prepared in accordance with generally accepted accounting principles.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pre-tax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved. Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of our oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves are shown below.

December 31,	2013	2012
Future cash flows	$648,958,812	$331,489,046
Future production costs	(165,478,373)	(73,667,753)
Future development costs	(98,287,766)	(66,835,270)
Future income taxes	(125,104,471)	(62,412,466)
Future net cash flows	260,088,202	128,573,357
10% annual discount for estimated timing of cash flows	(126,140,275)	(57,215,111)

Standardized Measure of Discounted Cash Flows	$133,947,927	$71,358,446

The changes in the standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves are shown below.

	2013	2012
Beginning of the year	$71,358,446	$60,755,575
Purchase of minerals in place	24,631,148	19,027,746
Extensions, discoveries and improved recovery, less related costs	72,635,671	6,279,507
Development costs incurred during the year	29,103,392	6,532,898
Sales of oil and gas produced, net of production costs	(994,793)	(972,881)
Sales of minerals in place	(1,039,031)	-
Accretion of discount	8,568,497	6,524,980
Net changes in price and production costs	5,568,442	(8,004,160)
Net change in estimated future development costs	(6,499,395)	(2,968,626)
Revision of previous quantity estimates	(10,313,017)	6,364,907
Revision of estimated timing of cash flows	(29,859,746)	(19,303,858)
Net change in income taxes	(29,211,687)	(2,877,642)

End of the Year	$133,947,927	$71,358,446

Proved Reserves

Our 7,270,164 BOE of proved reserves, which consist of approximately 94% oil and 6% natural gas, are summarized below as of December 31, 2013, on a net pre-tax PV10 value and Standardized Measure of Discounted Future Net Cash Flows basis. Our reserve estimates have not been filed with any Federal authority or agency (other than the SEC).

As of December 31, 2013, our Texas proved reserves had a net pre-tax PV10 value of $197.7 million and Standardized Measure of Discounted Future Net Cash Flows of $133.3 million and our proved reserves in Kansas had a net pre-tax PV10 value of $0.7 million and Standardized Measure of Discounted Future Net Cash Flows of $0.6 million.

As of December 31, 2013, approximately 24% of the proved reserves have been classified as proved developed producing, or “PDP”.  Proved developed non-producing, or “PDNP” reserves constitute approximately 4% and proved undeveloped, or “PUD”, reserves constitute approximately 72%, of the proved reserves as of December 31, 2013.

Total proved reserves had a net pre-tax PV10 value as of December 31, 2013 of approximately $198.4 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $133.9 million.  Approximately $50.5 million and $34.1 million, respectively, of total proved reserves are associated with the PDP reserves, which is approximately 25.5% of total proved reserves’ pre-tax PV10 value. An additional $9.5 million and $6.4 million, respectively, are associated with the PDNP reserves, which is approximately 4.8% of total proved reserves’ pre-tax PV10 value.  The remaining $138.3 million and $93.5 million, respectively, are associated with PUD reserves.

Proved Undeveloped Reserves

Our reserve estimates as of December 31, 2013 include 5.2 million BOE as proved undeveloped reserves.  As of December 31, 2012, our reserve estimates included 3.1 million BOE as proved undeveloped reserves.  Following is a description of the changes in our PUD reserves from December 31, 2012 to December 31, 2013.

Conversion of approximately 884,145 BOE of reserves from PUD to PDP or PDNP through capital expenditures of approximately $29.1 million.

Upward revision of approximately 2,124,202 BOE primarily through increased performance and proving of additional reserves through our infill development program.

Purchase of minerals in place through leasing of new acreage and acquisitions resulted in the addition of approximately 918,616 BOE.

Our proved reserves as of December 31, 2013 are summarized in the table below.

	Oil (Bbl)	Gas (Mcf)	Total (Boe)	% of Total Proved	Pre-tax PV10 (In thousands)	Standardized Measure of Discounted Future Net Cash Flows (In thousands)	Future Capital Expenditures (In thousands)
Texas:
PDP	1,658,098	563,385	1,751,996	24%	$ 50,460	$ 34,031	$ -
PDNP	283,269	36,366	289,330	4%	9,517	6,418	2,600
PUD	4,896,688	1,856,292	5,206,070	72%	137,692	92,860	95,688

Total Proved:	6,838,055	2,456,043	7,247,396	100%	$ 197,669	$ 133,309	$ 98,288

Kansas:
PDP	-	31,000	5,167	0%	$ 48	$ 44	$ -
PUD	17,600	-	17,600	0%	650	595	-

Total Proved:	17,600	31,000	22,767	0%	$ 698	$ 639	$ -

Total:
PDP	1,658,098	594,385	1,757,163	24%	$ 50,508	$ 34,075	$ -
PDNP	283,269	36,366	289,330	4%	9,517	6,418	2,600
PUD	4,914,288	1,856,292	5,223,670	72%	138,342	93,455	95,688

Total Proved:	6,855,655	2,487,043	7,270,163	100%	$ 198,367	$ 133,948	$ 98,288

Estimated Costs Related to Conversion of Proved Undeveloped Reserves to Proved Developed Reserves

The following table indicates projected reserves that we currently estimate will be converted from proved undeveloped or proved developed non-producing to proved developed, as well as the estimated costs per year involved in such development.

Year	Estimated Oil Reserves Developed (Bbls)	Estimated Gas Reserves Developed (Mcf)	Total Boe	Estimated Development Costs

2014	3,483,358	1,270,059	3,695,035	$59,399,966
2015	1,714,200	622,600	1,817,967	38,887,800

	5,197,558	1,892,659	5,513,001	$98,287,766

Internal Controls Over Reserves Estimates

Our reserves data and estimates were compiled, prepared and audited by third party independent consultants, Cawley, Gillespie & Associates, Inc.., as described in more detail herein, in compliance with SEC definitions and guidance and in accordance with generally accepted petroleum engineering principles. The technical persons employed by Cawley, Gillespie & Associates, Inc., met the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Natural Gas Reserves Information promulgated by the Society of Petroleum Engineers. Our reserves estimates are prepared by examination and evaluation of production data, production decline curves, reservoir pressure data, logs, geological data, and offset analogies. The third party independent consultants are provided full access to complete and accurate information pertaining to the property, and to all applicable personnel of the Company. Our reserves estimates and process for developing such estimates are reviewed and approved by its Vice President of Operations, Daniel D. Wilson, a petroleum engineer, and Chief Executive Officer, Kelly Hoffman, to ensure compliance with SEC disclosure and internal control requirements and to verify the independence of the third party consultants. Mr. Daniel Wilson, a petroleum engineer and businessman, has 29 years of experience in operating, evaluating and exploiting oil and gas properties. Mr. Kelly Hoffman has 38 years of well-rounded experience in the oil and gas industry. Our management is ultimately responsible for reserve estimates and reserve disclosures and ensuring that they are in accordance with the applicable regulatory requirements and industry standards and practices.

Estimates of oil and natural gas reserves are projections based on a process involving an independent third party engineering firm’s collection of all required geologic, geophysical, engineering and economic data, and such firm’s complete external preparation of all required estimates and are forward-looking in nature. These reports rely upon various assumptions, including assumptions required by the SEC, such as constant oil and natural gas prices, operating expenses and future capital costs. The process also requires assumptions relating to availability of funds and timing of capital expenditures for development of our proved undeveloped reserves. These reports should not be construed as the current market value of our reserves. The process of estimating oil and natural gas reserves is also dependent on geological, engineering and economic data for each reservoir. Because of the uncertainties inherent in the interpretation of this data, we cannot be certain that the reserves will ultimately be realized. Our actual results could differ materially.

Summary of Oil and Natural Gas Properties and Projects

Production Summary

Our estimated average daily production for the month of December, 2013, is summarized below. The following table indicates the percentage of our estimated December 2013 average daily production of 631 BOE/d attributable to each state and to oil versus natural gas production.

State	Average Daily Production	Oil	Natural Gas

Texas	97.66%	100.00%	25.89%
Kansas	2.34%	-	74.11%

Total	100.00%	100.00%	100.00%

Acreage

The following table summarizes gross and net developed and undeveloped acreage at December 31, 2013, by region (net acreage is our percentage ownership of gross acreage). Acreage in which our interest is limited to royalty and overriding royalty interests is excluded.

	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
Texas	3,482	2,143	10,893	6,806	14,375	8,949
Kansas	640	640	16,357	13,592	16,997	14,232

Total	4,122	2,783	27,250	20,398	31,372	23,181

Production History

The following table presents the historical information about our produced natural gas and oil volumes.

	Year Ended December 31,
	2012	2013

Oil production (Bbls)	20,531	109,673
Natural gas production (Mcf)	6,480	36,047
Total production (Boe)	21,611	115,681
Daily production (Boe/d)	59	317
Average sales price:
Oil (per Bbl)	$84.50	$92.81
Natural gas (per Mcf)	3.50	3.82
Total (per Boe)	81.39	89.17
Average production cost (per Boe)	$36.37	$10.44
Average production taxes (per Boe)	3.84	4.12

The average oil sales price amounts above are calculated by dividing revenue from oil sales by the volume of oil sold, in barrels “Bbl”.  The average gas sales price amounts above are calculated by dividing revenue from gas sales by the volume of gas sold, in thousand cubic feet “Mcf”.  The total average sales price amounts are calculated by dividing total revenues by total volume sold, in BOE.  The average production costs above are calculated by dividing production costs by total production in BOE.

Productive Wells

The following table presents our ownership at December 31, 2013, in productive oil and natural gas wells by region (a net well is our percentage ownership of a gross well).

	Oil Wells		Gas wells		Total Wells
	Gross	Net	Gross	Net	Gross	Net
Texas	76	53	-	-	76	53
Kansas	-	-	1	1	1	1

Total	76	53	1	1	77	54

Drilling Activity

During 2013, we drilled and completed thirty seven (37) producing oil wells and had drilled or started to drill an additional four (4) wells that were not completed as of December 31, 2013.  All thirty seven (37) wells drilled in 2013 were successful and placed in production.  We drilled five producing oil wells and one salt water disposal well during 2012 and all five developmental wells were successful and completed and placed in production.

Cost Information

We conduct our oil and natural gas activities entirely in the United States. As noted previously in the table appearing under “Production History”, our average production costs, per BOE, were $36.37 in 2012 and $10.44 in 2013, and our average production taxes, per BOE, were $3.84 in 2012 and $4.12 in 2013. These amounts are calculated by dividing our total production costs or total production taxes by our total volume sold, in BOE.

Costs incurred for property acquisition, exploration and development activities during the years ended December 31, 2012 and 2013 are shown below.

	For the Year Ended December 31,
	2012	2013

Acquisition of proved properties	$9,873,128	$5,192,441
Acquisition of unproved properties	-	-
Exploration costs	-	-
Development costs	6,581,343	29,796,379
Total Costs Incurred	$16,454,471	$34,988,820

Other Properties and Commitments

Our principal executive offices are in leased office space in Midland, Texas.  The leased office space consists of approximately 3,700 square feet.  Additionally, we lease office space in Tulsa, Oklahoma which serves as our primary accounting office.  The leased office space consists of approximately 3,700 square feet.  We also lease office space in Andrews, Texas which is currently our only field office.  The leased office space consists of approximately 2,000 square feet.  We anticipate leasing or purchasing additional office space in Midland and Andrews, Texas in the near future.

Item 3:

Legal Proceedings

In the ordinary course of business, we may be, from time to time, a claimant or a defendant in various legal proceedings.  We do not presently have any material litigation pending or threatened requiring disclosure under this item.

Item 4:

Mine safety disclosures

Not applicable.

PART II

Item 5:

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market for our Common Stock

Our common stock is listed on the NYSE MKT under the trading symbol “REI.”  Prior to September 1, 2013, our Common stock was quoted on the OTCQB and the OTC Bulletin Board under the trading symbol “RNGE”.  We have only one class of common stock , and we have 50,000,000 authorized but unissued shares of preferred stock.  The table below sets forth for the periods indicated the quarterly high and low bid prices of our common stock based on information provided to us by OTC Markets, and the high and low sale prices of our common stock as reported on the NYSE MKT. All over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. At the time of the over-the-counter quotations below, we were not listed on an established trading market and the transactions in our common stock were limited and the bid prices provided below may not be indicative of prices if our common stock was trading in an established public trading market.

OTCQB/OTC Bulletin Board

Period	High Sale	Low Sale

1st Quarter 2012	$5.10	$4.01
2nd Quarter 2012	7.50	4.25
3rd Quarter 2012	7.00	5.12
4th Quarter 2012	7.00	5.82

1st Quarter 2013	$9.51	$5.85
2nd Quarter 2013	8.76	6.60
3rd Quarter 2013 (through August 31)	15.27	8.65

NYSE MKT

Period	High Sale	Low Sale
3rd Quarter 2013 (September 1 - September 30)	$15.75	$13.50
4th Quarter 2013	14.39	11.05

1st Quarter 2014 (through March 14, 2014)	$14.80	$12.10

Record Holders

As of March 12, 2014, there are approximately 306 holders of record of our common stock.  As of March 17, 2014, 5,009,150 shares, or approximately 21.2%, of the 23,581,313 shares issued and outstanding as of such date are held by management or affiliated parties.

Dividend Policy

We have not paid any dividends on our common stock during the last three years, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities. In addition, our credit facility prohibits us from paying dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information concerning our executive stock compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under compensation plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,647,500	$4.01	2,327,500

Equity compensation plans not approved by security holders	-	-	-

Total	2,647,500	$4.01	2,327,500

Description of Our Long Term Incentive Plan

The Ring Energy, Inc. Long Term Incentive Plan (the “Plan”) was in existence with Stanford Energy, Inc. (“Stanford”) and was adopted by the Board of Directors on June 27, 2012, and assumed by the Company upon the acquisition of Stanford.  The Plan was also approved by vote of a majority of shareholders on January 22, 2013.  The following is a summary of the material terms of the Plan.

Shares Available

Our Plan currently authorizes 5,000,000 shares of our common stock for issuance under the Plan. If any shares of common stock subject to an Award are forfeited or if any Award based on shares of common stock is otherwise terminated without issuance of such shares of common stock or other consideration in lieu of such shares of common stock, the shares of common stock subject to such Award shall to the extent of such forfeiture or termination, again be available for Awards under the Plan if no participant shall have received any benefits of ownership in respect thereof  The shares to be delivered under the Plan shall be made available from (a) authorized but unissued shares of common stock, (b) common stock held in the treasury of the Company , or (c) previously issued shares of common stock reacquired by the Company, including shares purchased on the open market, in each situation as the Board of Directors or the Compensation Committee may determine from time to time at its sole option.

Administration

The Committee shall administer the Plan with respect to all eligible individuals or may delegate all or part of its duties under the Plan to a subcommittee or any executive officer of the Company , subject in each case to such conditions and limitations as the Board of Directors may establish.  Under the Plan, “Committee” can be either the Board of Directors or a committee approved by the Board of Directors.

Eligibility

Awards may be granted pursuant to the Plan only to persons who are eligible individuals at the time of the grant thereof or in connection with the severance or retirement of Eligible Individuals.  Under the Plan, “Eligible Individuals” means (a) employees, (b) non-employee Directors and (c) any other person that the Committee designates as eligible for an Award (other than for Incentive Options) because the Person performs bona fide consulting or advisory services for the Company or any of its Subsidiaries (other than services in connection with the offer or sale of securities in a capital raising transaction).

Stock Options

Under the Plan, the plan administrator is authorized to grant stock options.  Stock options may be either designated as non-qualified stock options or incentive stock options.  Incentive stock options, which are intended to meet the requirements of Section 422 of the Internal Revenue Code such that a participant can receive potentially favorable tax treatment, may only be granted to employees.  Therefore, any stock option granted to consultants and non-employee directors are non-qualified stock options.

Options granted under the Plan become exercisable at such times as may be specified by the plan administrator.  In general, options granted to participants become exercisable in five equal annual installments, subject to the optionee’s continued employment or service with our company.  However, the aggregate value (determined as of the grant date) of the shares subject to incentive stock options that may become exercisable by a participant in any year may not exceed $100,000.

Each option will be exercisable on such date or dates, during such period, and for such number of shares of common stock as shall be determined by the plan administrator on the day on which such stock option is granted and set forth in the option agreement with respect to such stock option; provided, however the maximum term of options granted under the Plan is ten years.

Restricted Stock

Under the Plan, the plan administrator is also authorized to make awards of restricted stock.  Before the end of a restricted period and/or lapse of other restrictions established by the plan administrator, shares received as restricted stock will contain a legend restricting their transfer, and may be forfeited in the event of termination of employment or upon the failure to achieve other conditions set forth in the award agreement.

An award of restricted stock will be evidenced by a written agreement between us and the participant.  The award agreement will specify the number of shares of common stock subject to the award, the nature and/or length of the restrictions, the conditions that will result in the automatic and complete forfeiture of the shares and the time and manner in which the restrictions will lapse, subject to the participant’s continued employment by us, and any other terms and conditions the plan administrator imposes consistent with the provisions of the Plan.  Upon the lapse of the restrictions, any legends on the shares of common stock subject to the award will be re-issued to the participant without such legend.

The plan administrator may impose such restrictions or conditions, to the vesting of such shares as it, in its absolute discretion, deems appropriate.  Prior to the vesting of a share of restricted stock granted under the Plan, no transfer of a participant’s rights to such share, whether voluntary or involuntary, by operation of law or otherwise, will vest the transferee with any interest, or right in, or with respect to, such share, but immediately upon any attempt to transfer such rights, such share, and all the rights related thereto, will be forfeited by the participant and the transfer will be of no force or effect; provided, however, that the plan administrator may, in its sole and absolute discretion, vest in the participant all or any portion of shares of restricted stock which would otherwise be forfeited.

Fair Market Value

Under the Plan, “Fair Market Value” means, for a particular day, the value determined in good faith by the plan administrator, which determination shall be conclusive for all purposes of the Plan.  For purposes of valuing incentive options, the fair market value of stock: (i) shall be determined without regard to any restriction other than one that, by its terms, will never lapse; and (ii) will be determined as of the time the option with respect to such stock is granted.

Transferability Restrictions

Notwithstanding any limitation on a holder’s right to transfer an award, the plan administrator may (in its sole discretion) permit a holder to transfer an award, or may cause the Company to grant an award that otherwise would be granted to an eligible individual, in any of the following circumstances: (a) pursuant to a qualified domestic relations order, (b) to a trust established for the benefit of the eligible individual or one or more of the children, grandchildren or spouse of the eligible individual; (c) to a limited partnership or limited liability company in which all the interests are held by the eligible individual and that person’s children, grandchildren or spouse; or (d) to another person in circumstances that the plan administrator believes will result in the award continuing to provide an incentive for the eligible individual to remain in the service of the Company or its subsidiaries and apply his or her best efforts for the benefit of the Company or its subsidiaries.  If the plan administrator determines to allow such transfers or issuances of awards, any holder or eligible individual desiring such transfers or issuances shall make application herefore in the manner and time that the plan administrator specifies and shall comply with such other requirements as the plan administrator may require to assure compliance with all applicable laws, including securities laws, and to assure fulfillment of the purposes of this Plan.  The plan administrator shall not authorize any such transfer or issuance if it may not be made in compliance with all applicable federal and state securities laws.  The granting of permission for such an issuance or transfer shall not obligate the Company to register the shares of stock to be issued under the applicable award.

Termination and Amendments to the Plan

The Board of Directors may (insofar as permitted by law and applicable regulations), with respect to any shares which, at the time, are not subject to awards, suspend or discontinue the Plan or revise or amend it in any respect whatsoever, and may amend any provision of the Plan or any award agreement to make the Plan or the award agreement, or both, comply with Section 16(b) of the Exchange Act and the exemptions therefrom, the Internal Revenue Code, as amended (the “Code”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the regulations promulgated under the Code or ERISA, or any other law, rule or regulation that may affect the Plan.  The Board of Directors may also amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in other legal requirements applicable to the Company or the Plan or for any other purpose permitted by law.  The Plan may not be amended without the consent of the holders of a majority of the shares of common stock then outstanding to increase materially the aggregate number of shares of stock that may be issued under the Plan except for certain adjustments ..

Recent Sales of Unregistered Securities and Use of Proceeds from Registered Securities

Recent Sales of Unregistered Securities

In December 2011, the Company sold 1,167,504 shares at $4.00 per share for gross proceeds of $4,670,016.  Each of the investors was an accredited investor at the time of the sale.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities.  No selling commissions were paid in connection with the sale of the shares.

In January 2012, the Company sold 1,083,180 shares at $4.00 per share for gross proceeds of $4,334,720.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities.  No selling commissions were paid in connection with the sale of the shares.

In April 2012, the Company sold 823,524 shares at $4.25 per share for gross proceeds of $3,499,977.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities.  No selling commissions were paid in connection with the sale of the shares.

On June 28, 2012, the Company issued 3,440,000 shares of its common stock pursuant to Stock-for-Stock Exchange Agreement dated May 3, 2012, between the Company and Stanford Energy, Inc. (“Stanford”).  In addition, the Company assumed and adopted Stanford’s equity compensation plan and its outstanding options to purchase 450 shares of Stanford common stock, which now represents the right to purchase up to 1,125,000 shares of our common stock at $2.00 per share.  The options vest at the rate of 20% each year over five years beginning one year from December 1, 2011, the date they were originally granted, and expire ten years beginning from that date.  The investors were accredited investors at the time of the sale.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  No selling commissions were paid in connection with the sale of the shares.

During the quarter ended June 30, 2012, we sold 32,920 common shares at $4.25 per share to two accredited investors for gross proceeds of $139,910.  Each of the investors was an accredited investor at the time of the sale.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  No selling commissions were paid in connection with the sale of the shares.

On July 1, 2012, the Company granted 75,000 options to Raymond H. Estep, also known as Hoyt Estep, under the 2011 Long-Term Incentive Plan for services.  The options vest 20% each year for five years from the grant date and expire 10 years from the grant date.  The exercise price of the options is $4.50.  Mr. Estep was accredited investors at the time of the issuances.  The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  No selling commissions were paid in connection with the sale of the shares.

In August 2012, the Company sold 1,695,000 shares at $4.50 per share for gross proceeds of $7,627,500.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities.  No selling commissions were paid in connection with the sale of the shares.

On September 1, 2012, the Company issued 50,000 options to its Chief Financial Officer, William R. Broaddrick, under the 2011 Long-Term Incentive Plan.  The options vest 20% each year five years from the grant date and expire 20 years from the grant date.  The exercise price of the options is $4.50.  Mr. Broaddrick was an accredited investor at the time of the sale.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  No selling commissions were paid in connection with the sale of the shares.

In October 2012, the Company sold 1,384,905 shares at $4.50 per share for gross proceeds of $6,232,072.50.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities.  No selling commissions were paid in connection with the sale of the shares.

On September 28, 2012, the Company issued 152,778 shares of its common stock to four investors in connection with the purchase of certain oil and gas leases.  The investors were accredited investors at the time of the sale.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  No selling commissions were paid in connection with the sale of the shares.

On October 1, 2012, the Company granted 40,000 options to Michael Arguijo under the 2011 Long-Term Incentive Plan for services.  The options vest 12.5% each quarter for two years from the grant date and expire 10 years from the grant date.  The exercise price of the options is $4.50.  Mr. Arguijo was accredited investors at the time of the issuances.  The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  No selling commissions were paid in connection with the sale of the shares.

On November 19, 2012, the Company issued 625,000 shares of its common stock in connection with the acquisition of certain oil and gas leases pursuant to an Agreement and Plan of Merger dated November 7, 2012.  The investors were accredited investors at the time of the sale.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  No selling commissions were paid in connection with the sale of the shares.

On January 1, 2013, the Company granted (i) 500,000 options to its Chief Executive Officer, Kelly Hoffman, (ii) 500,000 options to its President, David Fowler, (iii) 300,000 options to its Vice President of Operations, Daniel Wilson, and (iv) 100,000 options to two employees, under the 2011 Long-Term Incentive Plan. The exercise price of the options is $4.50.  The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2), as a transaction by an issuer not involving any public offering.

On January 2, 2013, the Company sold 100,000 common shares at $4.50 per share to Mr. Daniel Wilson for gross proceeds of $450,000.  Mr. Wilson was an accredited investor at the time of the sale.  Mr. Wilson is the Vice President of Operations of the Company.  The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  No selling commissions were paid in connection with the sale of the shares.

On March 15, 2013, the Company granted (i) 100,000 options to its Vice President of Land, Ryan Roberts,  and (ii) a total of 50,000 options to an employee and a contract employee of the Company, under the 2011 Long-Term Incentive Plan.  The exercise price of the options is $5.50.  The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2), as a transaction by an issuer not involving any public offering.

On June 25, 2013, the Company granted a total of 35,000 options to four of its employees under the 2011 Long-Term Incentive Plan.  The exercise price of the options is $7.50.  The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2), as a transaction by an issuer not involving any public offering.

On June 28, 2013, we completed our offering of 3,528,580 shares of common stock at $5.50 in the Private Placement. The shares were sold without registration under the Securities Act by reason of the exemption from the registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities.  Commissions in the amount of $866,366 were paid to registered sales agents for shares placed by the agents. The Company has filed a registration statement with the SEC with respect to the Resale Shares.

On November 20, 2013, we issued 10,000 shares of common stock to IWR Partners, LLC, as a finder’s fee in connection with the joint development agreement with Torchlight Energy Resources, Inc., to develop our Kansas leasehold. The issuance of common stock described above was (i) made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and (ii) conducted without general solicitation or general advertising. IWR Partners, LLC, was an accredited investor at the time of the issuance and prior to this issuance owned shares of common stock.

On December 16, 2013, the Company granted a total of 100,000 options to five of its employees under the 2011 Long-Term Incentive Plan.  The exercise price of the options is $10.00.  The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2), as a transaction by an issuer not involving any public offering.

Use of Proceeds from Registered Securities

On December 11, 2013, the Company closed an underwritten public offering of 5,000,000 shares of its common stock, as well as the exercise of the full over-allotment option by the underwriters of an additional 750,000 shares of its common stock, pursuant to a prospectus filed as part of an effective registration statement on Form S-1, as amended (effective as of December 5, 2013).  The shares were sold at the public offering price of $10.00 per share.  SunTrust Robinson Humphrey, Inc. acted as sole book-running manager, and Capital One Securities, Inc., Global Hunter Securities, LLC, Euro Pacific Capital Inc., IBERIA Capital Partners L.L.C., Noble Financial Capital Markets, Northland Capital Markets, and Roth Capital Partners, LLC, were co-managers for the offering.

The gross proceeds from the offering were $57.5 million, and the Company net proceeds from the offering were $54.2 million, after deducting underwriting commissions and offering expenses payable by the Company of $3.3 million.  The $3.3 million in offering costs included $2.9 million in underwriting discounts with the remainder of the offering expenses being various legal, accounting, travel and other costs.  No amounts were paid, directly or indirectly, to any director, officer or 10% owner.  Of the net proceeds $3.5 million was used to pay down the outstanding amount on our credit facility and approximately $1 million was used as working capital.

Issuer Repurchases

We did not make any repurchases of our equity securities during the year ending December 31, 2013.

Item 6:

Selected Financial Data

The selected consolidated financial information set forth below is derived from our consolidated balance sheets and statements of operations as of and for the years ended December 31, 2013, 2012, and 2011.  The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included in this Annual Report.

	Successor			Predecessor
	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012	For the Eight Months ended December 31, 2011	For the Four Months ended April 30, 2011

Statement of Operations Data:
Revenues	$10,315,701	$1,757,444	$388,674	$96,956
Cost of revenues	1,684,493	868,954	191,738	76,124
Depreciation, depletion and amortization	2,284,091	506,786	89,376	2,778
Accretion	53,681	20,906	5,547	3,732
General and administrative	6,682,760	2,392,645	428,575	6,000
Net income (loss)	(452,209)	(1,669,283)	63,165	8,322
Basic and diluted income (loss) per common share	$(0.03)	$(0.24)	$0.01	$-

		As of December 31,
		Successor		Predecessor
Balance Sheet Data	2013	2012	2011	2011
Current assets	$56,305,036	$5,882,530	$223,695	$30,383
Oil and gas properties subject to amortization	58,040,724	23,051,904	6,597,433	306,460
Total assets	111,723,418	28,513,378	6,741,885	285,411
Total current liabilities	7,231,643	1,191,431	477,057	12,127
Total long-term liabilities	1,888,061	1,122,236	10,372,338	261,598
Total Stockholders/Owners Equity (Deficit)	102,605,714	26,199,711	(4,106,510)	11,686

Item 7:

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our accompanying financial statements and the notes to those financial statements included elsewhere in this Annual Report. The following discussion includes forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this Annual Report.

Overview

Ring is a Midland-based exploration and production company that is engaged in oil and natural gas acquisition, exploration, development and production activities. Our exploration and production interests are currently focused in Texas and Kansas. We take a conventional approach to our drilling program and seek to develop our traditional core areas, as well as look for new growth opportunities.

Our goal is to increase stockholder value by investing in oil and gas projects with attractive rates of return on capital employed. We plan to achieve this goal by exploiting and developing our existing oil and natural gas properties and pursuing acquisitions of additional properties.

Business Description and Plan of Operation

Ring is currently engaged in oil and natural gas acquisition, exploration, development and production, with activities currently in Texas and Kansas. We focus on developing our existing properties, while continuing to pursue acquisitions of oil and gas properties with upside potential.

Our goal is to increase stockholder value by investing in oil and gas projects with attractive rates of return on capital employed. We plan to achieve this goal by exploiting and developing our existing oil and natural gas properties and pursuing acquisitions of additional properties. Specifically, our business strategy is to increase our stockholders value through the following:

•

Growing production and reserves by developing our oil-rich resource base.   We intend to actively drill and develop its acreage base in an effort to maximize its value and resource potential.  Ring’s portfolio of proved oil and natural gas reserves consists of 94% oil and 6% natural gas. Of those reserves, 24% of the proved reserves are classified as proved developed producing, or “PDP,” 4% are classified as proved developed non-producing, or “PDNP,” and approximately 72% are classified as proved undeveloped, or “PUD.” Through the conversion of undeveloped reserves to developed reserves, Ring will seek to increase production, reserves and cash flow while gaining favorable returns on invested capital.  Through December 31, 2013, we increased our proved reserves to approximately 7.3 million BOE (barrel of oil equivalent).  Effectively 100% of our reserves relate to properties located in Texas. We spent approximately $44.5 million on acquisitions and capital projects during 2012 and 2013, and we intend to continually actively drill and develop our acreage in an effort to maximize shareholder value.

•

Employ industry leading drilling and completion techniques. Ring’s executive team, which has over 100 years combined experience in the oil and gas industry, intends to utilize new and innovative technological advancements and careful geological evaluation in reservoir engineering to generate value for its stockholders and to build development opportunities for years to come. Improved efficiency through employing technological advancements can provide a significant benefit in a continuous drilling program such as the one Ring contemplates for its current inventory of drilling locations. Additionally, Ring believes that the experience of its executive team will help reduce the time and cost associated with drilling and completing both conventional and horizontal wells, while potentially increasing recovery.

•

Pursue strategic acquisitions with exceptional upside potential.   Ring has a history of acquiring leasehold positions that it believes to have substantial resource potential and to meet its targeted returns on invested capital. Ring has historically pursued acquisitions of properties that it believes to have exploitation and development potential comparable to its existing inventory of drilling locations.  The Company has developed and refined an acquisition program designed to increase reserves and complement existing core properties.  Ring’s experienced team of management and engineering professionals identify and evaluate acquisition opportunities, negotiate and close purchases and manage acquired properties. Management intends to continue to pursue strategic acquisitions that meet the Company’s operational and financial targets. The executive team, with its extensive experience in the Permian Basin, has many relationships with operators and service providers in the region.  Ring believes that leveraging its contacts will be a competitive advantage in identifying acquisition targets.  Management’s proven ability to evaluate resource potential will allow Ring to successfully acquire acreage and bring out more value in the assets ..

Recent Developments

On February 6, 2014, the Company’s resale registration statement on Form S-1 in connection with the offering by certain selling stockholders named therein of up to 3,528,580 outstanding shares of common stock (the “Resale Shares”) became effective. Pursuant to the registration statement, such selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which the common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agents or as principals or by a combination of such methods of sale. The selling stockholders will receive all proceeds from such sales of the Resale Shares, and the Company will not receive any proceeds from the sale of any Resale Shares sold by the selling stockholders.

On February 27, 2014 Ring completed the Acquisition, in which it acquired certain assets pursuant to its previously announced Purchase and Sale Agreement, for a purchase price of approximately $6.45 million in cash. The assets acquired by Ring pursuant to the Purchase Agreement consist of approximately 2,481 gross (1,5767 net) acres, located in Andrews and Gaines Counties, in the Permian Basin of Texas. The acreage, comprised of 92 separate leases, includes both “developed” and “undeveloped” parcels and is in close proximity to Ring’s existing Permian Basin assets. The “developed” area is comprised of approximately 907 net acres with current net production of 42 BOEs (Barrel of Oil Equivalent) per day from the San Andres and Glorieta formations and is over 92% oil. The “undeveloped” area is comprised of approximately 660 net acres.

The Company has a $10 million revolving line of credit in place with The F&M Bank & Trust Company for borrowings and letters of credit.  As of March 17, 2014, no amount was outstanding on our credit facility.  The maturity date on the facility is April 10, 2014.

Results of Operations

The following table sets forth selected operating data for the periods indicated:

For the Years Ended December 31,	2012	2013

Net production:
Oil (Bbls)	20,531	109,673
Natural gas (Mcf)	6,480	36,047

Net sales:
Oil	$1,734,739	$10,178,176
Natural gas	22,705	137,525

Average sales price:
Oil (per Bbl)	$84.50	$92.81
Natural gas (per Mcf)	3.50	3.82

Production costs and expenses
Oil and gas production costs	$785,959	$1,207,529
Production taxes	82,995	476,964
Depreciation, depletion and
amortization expense	506,786	2,284,091
Accretion expense	20,906	53,681
General and administrative expenses	2,392,645	6,682,760

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Oil and natural gas sales.  Oil and natural gas sales revenue increased approximately $8.6 million to $10.3 million in 2013.  Oil sales increased approximately $8.5 million while natural gas sales increased by $0.1 million. The oil sales increase was the result of an increase in sales volume from 20,531 barrels of oil in 2012 to 109,673 barrels of oil in 2013 and an increase of 10% in the average realized per barrel oil price from $84.50 in 2012 to $92.81 in 2013.  These per barrel amounts are calculated by dividing revenue from oil sales by the volume of oil sold, in barrels.  The natural gas sales increase was the result of an increase in sales volume from 6,480 Mcf in 2012 to 36,047 Mcf in 2013 and a 9% increase in the average realized per Mcf gas price from $3.50 in 2012 to $3.82 in 2013. These per Mcf amounts are calculated by dividing revenue from gas sales by the volume of gas sold, in Mcf.  The volume increases for both oil and natural gas are the result of both the acquisitions we made during the year and the result of our development of existing properties.

Oil and gas production costs.  Our aggregate oil and gas production costs increased from $785,959 in 2012 to $1,207,500 in 2013, and decreased on a BOE basis from $36.37 in 2012 to $10.44 in 2013.  These per BOE amounts are calculated by dividing our total production costs by our total volume sold, in BOE.  This increase in the aggregate production costs is the result of additional acquisitions and development while the decrease on a per BOE basis was the result of increasing production and the results of work done previously to get wells into proper working order.

Oil and gas production taxes.  Oil and gas production taxes as a percentage of oil and natural gas sales were 4.72% during 2012 and decreased slightly to 4.62% in 2013.  Production taxes vary from state to state.  Therefore, these taxes are likely to vary in the future depending on the mix of production we generate from various states, and on the possibility that any state may raise its production tax.

Depreciation, depletion and amortization.  Our depreciation, depletion and amortization expense increased by $1,777,305 to $2,284,091 in 2013.  The increase was a result of increased production volumes partially offset by a decrease in the average depreciation, depletion and amortization rate from $21.94 per BOE during 2012 to $20.27 per BOE during 2013.  These per BOE amounts are calculated by dividing our total depreciation, depletion and amortization expense by our total volume sold, in BOE.  The decreased depreciation, depletion and amortization rate was the result of development throughout the year and adding additional reserves.

General and administrative expenses.  General and administrative expenses increased by $4,290,115 to $6,682,760 during 2013. This increase was primarily related to an increase in stock based compensation expense of $2,544,341 and an increase in salaries and wages of $1,228,778, partially offset by a decrease in contract labor of $526,125.

Interest income.  Interest income was $20,397 in 2013 as compared to $4,309 in 2012. The increase was the result of higher cash on hand during 2013.

Interest expense.  Interest expense decreased by $208,915 to $9,890 in 2013. The decrease was the results of having smaller amounts borrowed on our credit facility for a portion of 2013.

Net loss.  Net loss decreased from $1,669,283 in 2012 to net loss of $452,209 during 2013.  The primary reason for this change was increased revenues partially offset by an increase in general and administrative expenses and depreciation, depletion and amortization.

Liquidity and Capital Resources

Historical Financing.  We have historically funded our operations through cash available from operations and from equity offerings of our stock.

Credit Facility.  In May 2012, May 2013, August 2013 and October 2013, the Company extended a credit agreement with a bank that provides for a revolving line of credit of up to $10 million for borrowings and letters of credit. As of December 31, 2013, no amounts were outstanding and $9,905,000 was available to be drawn on the line of credit. The credit agreement includes a non-usage commitment fee of 0.20% per annum and covenants limiting other indebtedness, liens, transfers or sales of assets, distributions or dividends and merger or consolidation activity. The facility has an interest rate of the bank’s prime rate plus 0.75% with the total interest rate to be charged being no less than 4.00%. The maturity date on the note was extended to April 10, 2014.

Cash Flows.  Historically, our primary source of cash has been from equity offerings and borrowings either on our credit facility or from Ring Energy, Inc prior to the merger with Stanford.  During 2013, we also had new cash inflow of $8,116,408 from operations.  During the two years ended December 31, 2013, we financed $86,210,752 through proceeds from the sale of stock and $1,150,000 through borrowings. We primarily used this cash to fund our capital expenditures and development aggregating $44,513,405 over the two years end December 31, 2013 and reducing debt of $9,244,428.  At December 31, 2013, we had cash on hand of $52,350,583 and working capital of $49,073,394, compared to December 31, 2012 when our cash was $5,404,167 and we had working capital of $4,691,099.

Schedule of Contractual Obligations.  The following table summarizes our future estimated lease payments for periods subsequent to December 31, 2013.  The leases pertain to approximately 3,700 square feet of space for our corporate headquarters in Midland, Texas, approximately 3,700 square feet of office space for our accounting offices in Tulsa, Oklahoma and approximately 2,000 square feet of office space for our field office in Andrews, Texas.  The Company incurred lease expenses of $141,593 and $208,091 for the years ended December 31, 2013 and 2012, respectively.  The following table reflects the future minimum lease payments under the operating leases as of December 31, 2013.

Year	Lease Obligation

2014	$145,665
2015	147,525
2016	73,185
2017	55,935

$422,310

Off-Balance Sheet Financing Arrangements

As of December 31, 2013 we had no off-balance sheet financing arrangements.

Critical Accounting Policies and Estimates

Our discussion of financial condition and results of operations is based upon the information reported in our financial statements. The preparation of these statements requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time. Actual results may vary from our estimates due to changes in circumstances, weather, politics, global economics, mechanical problems, general business conditions and other factors. Our significant accounting policies are detailed in Note 1 to our financial statements included in this Annual Report. We have outlined below certain of these policies as being of particular importance to the portrayal of our financial position and results of operations and which require the application of significant judgment by our management.

Revenue Recognition.  We predominantly derive our revenue from the sale of produced crude oil and natural gas. Revenue is recorded in the month the product is delivered to the purchaser. We receive payment from one to three months after delivery. At the end of each month, we estimate the amount of production delivered to purchasers and the price we will receive. Variances between our estimated revenue and actual payment are recorded in the month the payment is received; however, differences have been insignificant.

Full Cost Method of Accounting.  We account for our oil and natural gas operations using the full cost method of accounting. Under this method, all costs associated with property acquisition, exploration and development of oil and gas reserves are capitalized. Costs capitalized include acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and cost of drilling and equipping productive and non-productive wells.  Drilling costs include directly related overhead costs. All of our properties are located within the continental United States.

Oil and Natural Gas Reserve Quantities.  Reserve quantities and the related estimates of future net cash flows affect our periodic calculations of depletion and impairment of our oil and natural gas properties. Proved oil and natural gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic and operating conditions. Reserve quantities and future cash flows included in this Annual Report are prepared in accordance with guidelines established by the SEC and FASB. The accuracy of our reserve estimates is a function of:

•

the quality and quantity of available data;

•

the interpretation of that data;

•

the accuracy of various mandated economic assumptions; and

•

the judgments of the persons preparing the estimates.

Our proved reserve information included in this Annual Report was based on internal reports and audited by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.   Because these estimates depend on many assumptions, all of which may differ substantially from actual results, reserve estimates may be different from the quantities of oil and natural gas that are ultimately recovered. We continually make revisions to reserve estimates throughout the year as additional properties are acquired. We make changes to depletion rates and impairment calculations in the same period that changes to the reserve estimates are made.

All capitalized costs of oil and gas properties, including estimated future costs to develop proved reserves and estimated future costs of site restoration, are amortized on the unit-of-production method using estimates of proved reserves as determined by independent engineers.  Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined.

Impairment of Oil and Natural Gas Properties.  We review the value of our oil and natural gas properties whenever management judges that events and circumstances indicate that the recorded carrying value of properties may not be recoverable. We provide for impairments on undeveloped property when we determine that the property will not be developed or a permanent impairment in value has occurred. Impairments of proved producing properties are calculated by comparing future net undiscounted cash flows using escalated prices to the net recorded book cost at the end of each period (“Ceiling test”). If the net capitalized cost exceeds net future cash flows, the cost of the property is written down to “fair value,” which is determined using net discounted future cash flows from the producing property. Current market conditions, in the form of low commodity prices, have had a dramatic effect on this calculation.  The net discounted future cash flow from producing properties is directly impacted by commodity prices.  Different pricing assumptions or discount rates could result in a different calculated impairment.  We have never recorded property impairments as a result of the ceiling test.

Our reserve estimates as of December 31, 2013 are based on an average price of $92.54 for oil and $5.845 for gas.  We have run an impairment test analysis to determine at approximately what price level impairment would result.  Because our reserves are predominantly oil, at approximately 94% of total reserves, this analysis was based solely on the oil price while leaving gas prices at the levels used for preparing the reserve estimates as of December 31, 2013.  Based on this analysis, our contracted oil price would have to drop below $60 per barrel for the Ceiling test to result in impairment to our producing properties.

Income Taxes.  Deferred income taxes are provided for the difference between the tax basis of assets and liabilities and the carrying amount in our financial statements. This difference will result in taxable income or deductions in future years when the reported amount of the asset or liability is settled. Since our tax returns are filed after the financial statements are prepared, estimates are required in valuing tax assets and liabilities. We record adjustments to actual in the period we file our tax returns.

Effects of Inflation and Pricing

The oil and natural gas industry is very cyclical and the demand for goods and services of oil field companies, suppliers and others associated with the industry puts extreme pressure on the economic stability and pricing structure within the industry. Typically, as prices for oil and natural gas increase, so do all associated costs.  Material changes in prices impact the current revenue stream, estimates of future reserves, borrowing base calculations of bank loans and the value of properties in purchase and sale transactions. Material changes in prices can impact the value of oil and natural gas companies and their ability to raise capital, borrow money and retain personnel. We anticipate business costs will vary in accordance with commodity prices for oil and natural gas, and the associated increase or decrease in demand for services related to production and exploration.

Item 7A:

Quantitative and Qualitative Disclosures About Market Risk

Commodity Price Risk

Our major market risk exposure is in the pricing applicable to our oil and natural gas production. Market risk refers to the risk of loss from adverse changes in oil and natural gas prices. Realized pricing is primarily driven by the prevailing domestic price for crude oil and spot prices applicable to the region in which we produce natural gas. Historically, prices received for oil and natural gas production have been volatile and unpredictable. We expect pricing volatility to continue.

The prices we receive depend on many factors outside of our control.  Oil prices we received during 2013 ranged from a low of $75.80 per barrel to a high of $105.77 per barrel. Natural gas prices we received during 2013 ranged from a low of $2.22 per Mcf to a high of $7.09 per Mcf. A significant decline in the prices of oil or natural gas could have a material adverse effect on our financial condition and results of operations.

Customer Credit Risk

Our principal exposures to credit risk is through receivables from the sale of our oil and natural gas production (approximately $3.9 million at December 31, 2013).  We are subject to credit risk due to the concentration of our oil and natural gas receivables with our most significant customers.  We do not require our customers to post collateral, and the inability of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results. For the fiscal year 2013, sales to one customer, HollyFrontier represented 97% of oil and gas revenues.  At December 31, 2013, HollyFrontier represented 99% of our accounts receivable.

Interest Rate Risk

We are subject to market risk exposure related to changes in interest rates on our indebtedness under our revolving credit facility. Our current credit facility has a floating interest rate.  Therefore, if we draw funds on this credit facility, interest rate changes will impact future results of operations and cash flows.  As of December 31, 2013, the weighted average interest rate on our borrowings was 4%

Item 8:

Financial Statements and Supplementary Data

The financial statements and supplementary data required by this item are included beginning at page F-1 of this Annual Report.

Item 9:

Changes in and Disagreements with Accountants and Accounting and Financial Disclosure

On September 1, 2013, Hansen, Barnett & Maxwell, P.C. (“HBM”) resigned as the Company’s independent registered public accounting firm. HBM recently entered into an agreement with Eide Bailly LLP (“Eide Bailly”), pursuant to which Eide Bailly acquired the operations of HBM as of September 1, 2013. In connection with such acquisition, certain of the professional staff and stockholders of HBM joined Eide Bailly either as employees or partners of Eide Bailly and will continue to practice as members of Eide Bailly. Concurrent with the resignation of HBM, the Company, through and with the approval of its Audit Committee, engaged Eide Bailly as its independent registered public accounting firm.

The reports of HBM on the Company’s financial statements for the fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

Prior to engaging Eide Bailly, the Company did not consult with Eide Bailly regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Eide Bailly on the Company’s financial statements, and Eide Bailly did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

In connection with the audit for the past two fiscal years and through September 1, 2013, there were no disagreements with HBM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of HBM, would have caused HBM to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s financial statements.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided to Hansen, Barnett & Maxwell, P.C. a copy of the foregoing disclosure and Hansen, Barnett & Maxwell, P.C. furnished the Company with a letter addressed to the SEC stating Hansen, Barnett & Maxwell, P.C.’s agreement with such disclosure. A copy of such letter, dated September 1, 2013, is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2013.

Item 9a:

               Controls And Procedures

Evaluation of disclosure controls and procedures.

Our management, with the participation of our chief executive officer and chief financial officer, evaluated the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15 under the Exchange Act. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Based on management’s evaluation, our chief executive officer and chief financial officer concluded that, as of December 31, 2013, our disclosure controls and procedures are not designed at a reasonable assurance level and are ineffective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.  The material weakness, which relates to internal control over financial reporting, that was identified is:

a)

We did not have sufficient personnel in our accounting and financial reporting functions.  As a result, we were not able to achieve adequate segregation of duties and were not able to provide for adequate review of financial information, particularly journal entries. This control deficiency, which is pervasive in nature, results in a reasonable possibility that material misstatements of the financial statements will not be prevented or detected on a timely basis.

The material weakness identified did not result in the restatement of any previously reported financial statements or any other related financial disclosure, and management does not believe that the material weakness had any effect on the accuracy of our financial statements for the current reporting period.

We are committed to improving our financial organization. As part of this commitment, we have engaged outside consultants to ensure proper treatment of non-routine or complex accounting matters, to review financial information, including journal entries, and to create a segregation of duties consistent with control objectives.  We also intend to hire additional personnel with technical accounting expertise to further support our current accounting personnel.

Management believes this has remedied the material weakness and will greatly decrease any control and procedure issues we may encounter in the future.

We will continue to monitor and evaluate the effectiveness of our disclosure controls and procedures and our internal controls over financial reporting on an ongoing basis and are committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

Changes in internal control over financial reporting.

We regularly review our system of internal control over financial reporting and make changes to our processes and systems to improve controls and increase efficiency, while ensuring that we maintain an effective internal control environment. Changes may include such activities as implementing new, more efficient systems, consolidating activities, and migrating processes. There were no changes in our internal control over financial reporting that occurred during the quarter ended December 31, 2013 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

 Management’s report on internal control over financial reporting.

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Our internal control system was designed to provide reasonable assurance to our management and Board of Directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement reparation and presentation.

In making our assessment of internal control over financial reporting, our management used the criteria issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. Based on our assessment, we believe that as of December 31, 2013, our internal control over financial reporting is ineffective based on those criteria.

This annual report does not include an attestation report by Eide Bailly LLP, our independent registered public accounting firm, regarding internal control over financial reporting.  As a smaller reporting company, our management’s report was not subject to attestation by our registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.

Item 9B:

Other Information

None.

PART III

Item 10:

Directors, Executive Officers and Corporate Governance

Executive Officers and Directors

The following table sets forth information regarding our executive officers, certain other officers and directors as of March 17, 2014.  The Board believes that all the directors named below are highly qualified and have the skills and experience required for effective service on the Board.  The directors’ and officers’ individual biographies below contain information about their experience, qualifications and skills that led the Board to nominate them.

Name	Age	Position

Kelly Hoffman	55	Chief Executive Officer, Director
David A. Fowler	55	President, Director
Daniel D. Wilson	52	Executive Vice President
William R. Broaddrick	36	Chief Financial Officer
Lloyd T. Rochford	67	Chairman of the Board of Directors
Stanley M. McCabe	81	Director
Anthony B. Petrelli	61	Director
Clayton E. Woodrum	73	Director

Each of the directors identified above were appointed for a term of one year (or until their successors are elected and qualified).

Messrs. Rochford and McCabe joined the Board in June 2012 as a part of the merger between Ring and Stanford  Messrs. Hoffman, Fowler, Woodrum and Petrelli joined the Board in January 2013. There are no family relationships between any director or executive officer or person nominated or chosen to become a director or officer of the Company.

The following biographies describe the business experience of our executive officers and directors:

Kelly Hoffman – Chief Executive Officer and Director

Mr. Hoffman, 55, has organized the funding, acquisition and development of many oil and gas properties. He began his career in the Permian Basin in 1975 with Amoco Production Company. His responsibilities included oilfield construction, crew management, and drilling and completion operations. In the early 1990s, Mr. Hoffman co-founded AOCO and began acquiring properties in West Texas. In 1996, he arranged financing and purchased 10,000 acres in the Fuhrman Mascho field in Andrews, Texas. In the first six months, he organized a 60 well drilling and completion program resulting in a 600% increase in revenue and approximately 18 months later sold the properties to Lomak (Range Resources). In 1999, he again arranged financing and acquired 12,000 acres in Lubbock and Crosby counties. After drilling and completing 19 successful wells, unitizing the acreage, and instituting a secondary recovery project, he sold his interest in the property to Arrow Operating Company. From April 2009 until December 2011, Mr. Hoffman served as President of Victory Park Resources, a privately held exploration and production company focused on the acquisition of oil and gas producing properties in Oklahoma, Texas and New Mexico.  Mr. Hoffman currently serves as a director of Joes Jeans Inc. (NASDAQ: JOEZ), a reporting company.

David A. Fowler – President and Director

Mr. Fowler, 55, has served in several management positions for various companies in the insurance and financial services industries. In 1994, he joined Petroleum Listing Service as Vice President of Operations, overseeing oil and gas property listings, information packages, and marketing oil and gas properties to industry players. In late 1998, Mr. Fowler became the Corporate Development Coordinator for the Independent Producer Finance (“IPF”) group of Range Resources Corporation. Leaving Range IPF in April of 2001, he co-founded and became President of Simplex Energy Solutions, LLC (“Simplex”). Representing Permian Basin oil and gas independent operators, Simplex became known as the Permian Basin’s premier oil and gas divestiture firm, closing over 150 projects valued at approximately $675 million.

Daniel D. Wilson – Executive Vice President

Mr. Wilson, 52, has 29 years of experience in operating, evaluating and exploiting oil and gas properties. He has experience in production, drilling and reservoir engineering. For the last 22 years he has served as the Vice President and Manager of Operations for Breck Operating Corporation (“Breck”). He has overseen the building, operating and divestiture of two companies during this time. At Breck’s peak Mr. Wilson was responsible for over 750 wells in seven states and had an operating staff of 27 including engineers, foremen, pumpers and clerks. Mr. Wilson personally performed or oversaw all of the economic evaluations for both acquisition and banking purposes.

William R. Broaddrick – Chief Financial Officer.

Mr. Broaddrick, 36, was employed from 1997 to 2000 with Amoco Production Company, performing lease revenue accounting and state production tax regulatory reporting functions.  During 2000, Mr. Broaddrick was employed by Duke Energy Field Services, LLC performing state production tax functions.  From 2001 until 2010, Mr. Broaddrick was employed by Arena Resources, Inc. as Vice President and Chief Financial Officer.  During 2011, Mr. Broaddrick joined Stanford as Chief Financial Officer.  Subsequent to and as a result of the merger transaction between Stanford and Ring  Mr. Broaddrick became Chief Financial Officer of Ring Energy as of July 2012.

Mr. Broaddrick received a Bachelor’s Degree in Accounting from Langston University, through Oklahoma State University – Tulsa, in 1999.  Mr. Broaddrick is a Certified Public Accountant.

Lloyd T. (“Tim”) Rochford – Chairman of the Board of Directors

Mr. Rochford, 67, has been active as an individual consultant and entrepreneur in the oil and gas industry since 1973. During that time, he has been an operator of wells in the mid-continent of the United States, evaluated leasehold drilling and production projects, and arranged and raised in excess of $500 million in private and public financing for oil and gas projects and development.

Mr. Rochford has successfully formed, developed and sold/merged four natural resource companies, two of which were listed on the New York Stock Exchange. The most recent, Arena Resources, Inc. (“Arena”) was founded by Mr. Rochford and his associate Stanley McCabe in August 2000. From inception until May of 2008, Mr. Rochford served as President, Chief Executive Officer (“CEO”) and as a director of Arena. During that time, Arena received numerous accolades from publications such as Business Week (2007 Hot Growth Companies), Entrepreneur (2007 Hot 500), Fortune (2007, 2008, 2009 Fastest Growing Companies), Fortune Small Business (2007, 2008 Fastest Growing Companies) and Forbes (Best Small Companies of 2009). In May 2008, Mr. Rochford resigned from the position of CEO at Arena and accepted the position of Chairman of the Board. In his role as Chairman, he continued to pursue opportunities that would enhance the then current, as well as long-term value of Arena. Through his efforts, Arena entered into a merger agreement and was acquired by another New York Stock Exchange company for $1.6 billion in July, 2010.

Stanley M. McCabe – Director

Mr. McCabe, 81, has been active in the oil and gas industry for over 30 years, primarily seeking individual oil and gas acquisition and development opportunities. In 1979 he founded and served as Chairman and CEO of Stanton Energy, Inc., a Tulsa, Oklahoma natural resource company specializing in contract drilling and operation of oil and gas wells. In 1990, Mr. McCabe co-founded with Mr. Rochford, Magnum Petroleum, Inc., serving as an officer and director. In 2000, Mr. McCabe co-founded with Mr. Rochford, Arena , serving as Chairman of the Board until 2008 and then as a director of Arena until 2010.

Anthony B. Petrelli – Director

Mr. Petrelli, 61, is President, member of the Board of Directors, and Director of Investment Banking of Neidiger, Tucker, Bruner, Inc., a Denver, Colorado based financial services firm founded in 1977. Beginning his career in 1972, Mr. Petrelli has had extensive experience in the areas of operations, sales, trading, management of sales, underwriting and corporate finance. He has served on numerous regulatory and industry committees including service on the FINRA Corporate Finance Committee, the NASD Small Firm Advisory Board and as Chairman of the FINRA District Business Conduct Committee, District 3. Mr. Petrelli received his BS in Business (Finance) and his Masters of Business Administration (MBA) from the University of Colorado and a Masters of Arts in Counseling from Denver Seminary.

Clayton E. Woodrum – Director

Mr. Woodrum, CPA, 73, is a founding partner of Woodrum, Tate & Associates, PLLC. His financial background encompasses over 40 years of experience from serving as a partner in charge of the tax department of a big eight accounting firm to chief financial officer of BancOklahoma Corp., and Bank of Oklahoma. His areas of expertise include business valuation, litigation support including financial analysis, damage reports, depositions and testimony, estate planning, financing techniques for businesses, asset protection vehicles, sale and liquidation of businesses, debt restructuring, debt discharge and CFO functions for private and public companies.

Our executive officers are elected by, and serve at the pleasure of, our Board of Directors. Our directors serve terms of one year each, with the current directors serving until the next annual meeting of stockholders, and in each case until their respective successors are duly elected and qualified.

Involvement in Certain Legal Proceedings

During the past ten years there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors or executive officers, and none of our executive officers or directors has been involved in any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity, any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, and any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee, the composition and responsibilities of which are briefly described below.  The charters for each of these committees shall be provided to any person without charge, upon request.  The charters are also available on the Company’s website at www.ringenergy.com.  Requests may be directed to Ring Energy, Inc., 6555 S. Lewis Ave., Suite 200, Tulsa, Oklahoma 74136, attention William R. Broaddrick, or by calling (918) 499-3880.

Audit Committee

The Audit Committee’s principal functions are to assist the Board in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to retain and terminate our independent auditors and to approve the compensation paid to our independent auditors. The Audit Committee is also responsible for overseeing our internal audit function. The Audit Committee is comprised of Messrs. Woodrum and Petrelli, with Mr. Woodrum acting as the chairman.  Our Board of Directors determined that Mr. Woodrum qualified as “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the Securities and Exchange Commission (see the biographical information for Mr. Woodrum, infra, in this discussion of “Directors and Executive Officers”). Each of Messrs. Woodrum and Petrelli further qualified as “independent” in accordance with the applicable regulations of the NYSE MKT, LLC definition of independent director set forth in the Company Guide, Part 8, Section 803(A).  (see the biographical information for Messrs. Woodrum and Petrelli, infra, in this discussion of “Directors and Executive Officers”).

Compensation Committee

The Compensation Committee’s principal function is to make recommendations regarding the compensation of the Company’s officers.  In accordance with the rules of the NYSE MKT, LLC, the compensation of our chief executive officer is recommended to the Board (in a proceeding in which the chief executive officer does not participate) by the Compensation Committee. Compensation for all other officers is also recommended to the Board for determination by the Compensation Committee. The Compensation Committee is comprised of Messrs. Rochford and McCabe, with Mr. Rochford acting as the chairman.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s principal functions are to (a) identify and recommend qualified candidates to the Board of Directors for nomination as members of the Board and its committees, and (b) develop and recommend to the Board corporate governance principles applicable to the Company.  The Nominating and Corporate Governance Committee is comprised of Messrs. Rochford and McCabe, with Mr. Rochford acting as the chairman.

There have been no material changes to the procedures by which security holders may recommend nominees to our Board of Directors.

Executive Committee

The Executive Committee’s principal function is to exercise the powers and duties of the Board between Board meetings and while the Board is not in session, and implement the policy decisions of the Board.  The Executive Committee is comprised of Messrs. Rochford and McCabe.

Our Board may establish other committees from time to time to facilitate our management.

Code of Ethics

We have adopted a Code of Ethics that applies to our Chief Executive Officer, President, Chief Financial Officer, and Corporate Controller, as well as the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  We have also adopted a Code of Conduct that applies to our officers, directors, and employees. These documents are available on the Company’s website at www.ringenergy.com.  We shall also provide any person without charge, upon request, a copy of the Code of Ethics or Code of Conduct.  Requests may be directed to Ring Energy, Inc., 6555 S. Lewis Ave., Suite 200, Tulsa, Oklahoma 74136, attention William R. Broaddrick, or by calling (918) 499-3880.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Section 16(a) reports furnished to us for our most recent fiscal year, we know of no director, officer or beneficial owner of more than ten percent of our common stock who failed to file on a timely basis reports of beneficial ownership of the our common stock as required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Item 11:

Executive Compensation

Compensation Discussion & Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to all individuals serving as the smaller reporting company’s principal executive officer or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level, and our company’s two most highly compensated executive officers or employees whose total 2013 compensation exceeded $100,000.  These individuals are referred to as the (“Named Executive Officers”) in this Annual Report on Form 10-K.

Our current executive compensation programs are determined and approved by our Compensation Committee, after consideration of recommendations by our Chairman of the Board and our Chief Executive Officer, as to the other Named Executive Officers. None of the Named Executive Officers are members of the Compensation Committee.  The Compensation Committee has the direct responsibility and authority to review and approve the Company’s goals and objectives relative to the compensation of the Named Executive Officers, and to determine and approve (either as a committee or with the other members of the Company’s Board of Directors who qualify as “independent” directors under applicable guidelines adopted by the NYSE MKT, LLC) the compensation levels of the Named Executive Officers.

Our current executive compensation programs are intended to achieve two objectives.  The primary objective is to enhance the profitability of the Company, and thus, shareholder value. The second objective is to attract, motivate, reward and retain employees, including executive personnel, who contribute to the long-term success of the Company.  As described in more detail below, the material elements of our current executive compensation program for Named Executive Officers includes a base salary, discretionary annual bonuses and discretionary stock options grants.

The Company believes that each element of the executive compensation program helps to achieve one or both of the compensation objectives outlined above.  The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Attempted to be Achieved

Base Salary	Attract and retain qualified executives Motivate and reward executives performance

Bonus Compensation	Motivate and reward executive’s performance Enhance profitability of Company and shareholder value

Equity-Based Compensation – stock options and restricted stock grants	Enhance profitability of Company and shareholder value by aligning long-term incentives with shareholders’ long-term interests

As illustrated by the table above, base salary is primarily intended to attract and retain qualified executives.  This is the element of the Company’s current executive compensation program where the value of the benefit in any given year is not wholly dependent on performance. Base salaries are intended to attract and retain qualified executives as well as being linked to performance by rewarding and/or motivating executives.  Base salaries are reviewed annually and take into account: experience and retention considerations; past performance; improvement in historical performance; anticipated future potential performance; and other issues specific to the individual executive.

There are specific elements of the current executive compensation program that are designed to reward performance and enhance profitability and shareholder value, and therefore the value of these benefits is based on performance.  The Company’s discretionary annual bonus plan is primarily intended to motivate and reward Named Executive Officers’ performance to achieve specific strategies and operating objectives, as well as improved financial performance.

The Compensation Committee considers the salaries of comparable executives of peer companies for which such information is publicly available.  The Compensation Committee believes that bonuses and equity compensation should fluctuate with the Company’s success in achieving financial, operating and strategic goals.  The Committee’s philosophy is that the Company should continue to use long-term compensation such as stock options to align shareholder and executives’ interests and should allocate a portion of long-term compensation to the entire executive compensation package.

The Company has never retained an outside consultant in establishing its compensation program or in establishing any specific compensation for an executive officer.

Current Executive Compensation Program Elements

Base Salaries

Similar to most companies within the industry, our policy is to pay Named Executive Officers’ base salaries in cash. Effective July 1, 2012, the Compensation Committee designated a salary of $100,000 for Mr. Broaddrick. Effective September 1, 2012 the Compensation Committee recommended an increase of $25,000 for Mr. Broaddrick.  Mr. Hoffman joined the Company effective January 1, 2013 and the Compensation Committee designated a salary of $175,000.  Mr. Fowler joined the Company effective January 1, 2013 and the Compensation Committee designated a salary of $150,000.  Mr. Wilson joined the Company effective January 1, 2013 and the Compensation Committee designated a salary of $150,000.

Annual Bonuses

The Company has not had a formal policy regarding bonuses, and payment of bonuses has been purely discretionary and is largely based on the recommendations of the Compensation Committee.  Cash bonuses are not expected to be a significant portion of the executive compensation package.  Cash bonuses were granted to all employees in December 2013.  The annual discretionary bonus is reported in the “Bonus” column of the “Summary Compensation Table” for each Named Executive Officer.

Equity-Based Compensation – Options and Restricted Stock Grants

It is our policy that the Named Executive Officers’ long-term compensation should be directly linked to enhancing profitability and value provided to shareholders of the Company’s common stock.  Accordingly, the Compensation Committee grants equity awards under the Company’s long term incentive plan designed to link an increase in shareholder value to compensation.  Mr. Broaddrick was granted non-qualified stock options in 2012 and 2013. Messrs. Hoffman, Fowler and Wilson were granted non-qualified stock options in 2013.  Stock option grants are valued using the Black-Scholes Model and are calculated as a part of the executive compensation package for the year based on the amount of requisite service period served.  Non-qualified stock options for Named Executive Officers and other key employees generally vest ratably over five years.  No restricted stock was granted to any of the Named Executive Officers.’  The Compensation Committee believes that these awards encourage Named Executive Officers to continue to use their best professional skills and to retain Named Executive Officers for longer terms.

Grants are determined for Named Executive Officers based on his or her performance in the prior year, his or her expected future contribution to the performance of the Company, and other competitive data on grant values of peer companies.  Awards may be granted to new key employees or Named Executive Officers on hire date. Other grant date determinations are made by the Compensation Committee, which are based upon the date the Committee met and proper communication was made to the Named Executive Officer or key employee as defined in the definition of grant date by generally accepted accounting principles.   Exercise prices are equal to the value of the Company’s stock on the close of business on the determined grant date.  The Company has no program or practice to coordinate timing of grants with release of material, nonpublic information.

The grant date fair value as determined under generally accepted accounting principles is shown in the “Summary Compensation Table” below.

Compensation of Named Executive Officers

The “Summary Compensation Table” set forth below should be read in connection with the tables and narrative descriptions that follow.  The “Outstanding Equity Awards at Fiscal Year End Table” and “Option Exercises and Stock Vested Table” provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

The Company does not have any pension plans, non-qualified deferred compensation plans or severance, retirement, termination, constructive termination or change in control arrangements for any of its Named Executive Officers for the year ended December 31, 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)

Kelly Hoffman, Chief Executive Officer, effective January 1, 2013	2013	175,000	5,000	2,336,928	122,500(3)	2,639,428
	2012	-	-	-	90,833(4)	90,833

Robert S. Owens, Chief Executive Officer through August 31, 2012	2013	-	-	-	-	-
	2012	-	-	-	2,000(5)	2,000

David Fowler, President, effective January 1, 2013	2013	150,000	5,000	2,336,928	22,500(6)	2,514,428
	2012	-	-	-	-	-

Danny Wilson, Executive Vice President, effective December 17, 2013	2013	150,000	5,000	1,454,044	-	1,609,044
	2012	-	-	-	-	-

William R. Broaddrick, Chief Financial Officer, effective January 1, 2013; Interim Chief Executive Officer from September 1, 2012 through December 31, 2012	2013	125,000	5,000	207,549	-	337,549
	2012	108,333	3,000	213,711	-	325,044

(1)

Salary information for William R. Broaddrick during 2012 includes compensation received from Stanford Energy, Inc. prior to the merger between Stanford and Ring Energy, Inc. and compensation received from Ring subsequent to the merger.

(2)

See discussion of assumptions made in valuing these awards in the notes to our financial statements.

(3)

2013 Other Compensation to Mr. Hoffman includes a $100,000 signing bonus and $22,500 in director’s fees.

(4)

2012 Other Compensation to Mr. Hoffman consisted of consulting fees.

(5)

Robert S. Owens received a director fee of $250 per month through the date of his resignation which was effective August 31, 2012.

(6)

David Fowler received $22,500 in director’s fees.

The Company awards stock options to key employees and the Named Executive Officers either on the initial date of employment or due to performance incentives throughout the year.  The following table reflects the stock options granted during 2013.

Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Fair Value on Grant Date ($)

Kelly Hoffman	1/1/2013	500,000	4.50	2,077,491
David Fowler	1/1/2013	500,000	4.50	2,077,491
Daniel D. Wilson	1/1/2013	300,000	4.50	1,246,495
Kelly Hoffman	12/16/2013	25,000	10.00	259,437
David Fowler	12/16/2013	25,000	10.00	259,437
Daniel D. Wilson	12/16/2013	20,000	10.00	207,549
William R. Broaddrick	12/16/2013	20,000	10.00	207,549

Named Executive Officers are not separately entitled to receive dividend equivalent rights with respect to each stock option.  Each nonqualified stock option award described in the “Grants of Plan-Based Awards Table” above expires ten years from the grant date and vests in equal installments over the course of five years.

The following table provides certain information regarding unexercised stock options outstanding for each Named Executive Officer as of December 31, 2013.

Outstanding Equity Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date

Kelly Hoffman	100,000	150,000	2.00	12/01/21
	100,000	400,000	4.50	01/01/23
	-	25,000	10.00	12/16/23

David Fowler	100,000	400,000	4.50	01/01/23
	-	25,000	10.00	12/16/23

Daniel D. Wilson	60,000	240,000	4.50	01/01/23
	-	20,000	10.00	12/16/23

William R. Broaddrick	20,000	80,000	2.00	12/01/21
	-	50,000	4.50	09/01/22
	-	20,000	10.00	12/16/23

There were no option exercises by Named Executive Officers during 2013.

Director Compensation

Beginning in February 2013, all directors received a monthly stipend of $2,000.  Additionally, each director received $500 for each meeting physically attended.  Each outside director also received an annual bonus of $2,000.  Director compensation to Messrs. Fowler and Hoffman is included here but is also included in the Executive Compensation Table above.  No director receives a salary as a director.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		All Other Compensation ($)	Total ($)
Lloyd T. Rochford	24,500	-	(1)	-	24,500
Stanley M. McCabe	24,500	-	(2)	-	24,500
David A. Fowler	22,500	-	(3)	-	22,500
Kelly Hoffman	22,500	-	(4)	-	22,500
Clayton E. Woodrum	24,500	-	(5)	-	24,500
Anthony B. Petrelli	24,500	-	(6)	-	24,500

(1)

Lloyd T. Rochford has 100,000 options to purchase Ring stock.

(2)

Stanley McCabe has 100,000 options to purchase Ring stock.

(3)

David A. Fowler has an aggregate of 525,000 options to purchase Ring stock.

(4)

Kelly Hoffman has an aggregate of 775,000 options to purchase Ring stock.

(5)

Clayton E. Woodrum has 100,000 options to purchase Ring stock.

(6)

Anthony B. Petrelli has 100,000 options to purchase Ring stock.

Report of Compensation Committee

As a smaller reporting company, we are not required to provide the information otherwise required herein.

Compensation Committee Interlocks and Insider Participation

As a smaller reporting company, we are not required to provide the information otherwise required herein.

Item 12:

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Securities Authorized for Issuance Under Equity Compensation Plan

The following table sets forth information concerning our executive stock compensation plans as of December 31, 2013

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under compensation plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,647,500	$4.01	2,327,500

Equity compensation plans not approved by security holders	-	-	-

Total	2,647,500	$4.01	2,327,500

The Plan was in existence with Stanford and was adopted by the Board of Directors on June 27, 2012, and assumed by the Company upon the acquisition of Stanford.  The Plan was subsequently approved by vote of a majority of shareholders on January 22, 2013.  Information regarding the material terms of this plans may be found in this Annual Report under Part II, Item 5.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information furnished by current management and others, concerning the ownership of our common stock as of March 13, 2014, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of our common stock, without regard to any limitations on conversion or exercise of convertible securities or warrants; (ii) all directors and Named Executive Officers; and (iii) our directors and executive officers as a group.  The mailing address for each of the persons indicated is our corporate headquarters.  The percentage ownership is based on 23,581,313 shares outstanding at March 13, 2014.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders identified in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent
Kelly Hoffman	204,546 (1)	1%

David A. Fowler	317,712 (2)	1%

Daniel D. Wilson	170,000 (3)	1%

William R. Broaddrick	100,000 (4)	*

Lloyd T. Rochford	2,334,667 (5)	10%

Stanley M. McCabe	2,311,502 (6)	10%

Anthony B. Petrelli	80,000 (7)	*

Clayton E. Woodrum	60,723 (8)	*

Robert S. Owens	-	*

All directors and executive officers as a group (9 persons)	5,579,150 (9)	24%

(1)

Includes 100,000 shares issuable upon the exercise of stock options that are currently exercisable and 100,000 shares issuable upon the exercise of stock options that will be exercisable within the next 60 days.

(2)

Includes 20,000 shares issuable upon the exercise of stock options that will be exercisable within 60 days.

(3)

Includes 60,000 shares issuable upon the exercise of stock options that will be exercisable within 60 days.

(4)

Includes 50,000 shares issuable upon the exercise of stock options that are currently exercisable.  Includes 37,500 shares held by Mr. McCabe’s spouse.

(5)

Includes 40,000 shares issuable upon the exercise of stock options that are currently exercisable.  Includes 2,220,000 shares held by a family trust controlled by Mr. Rochford.

(6)

Includes 20,000 shares issuable upon the exercise of stock options that are currently exercisable.  Also includes 1,646,502 shares held by a family trust controlled by Mr. McCabe.

(7)

Includes 40,000 shares issuable upon the exercise of stock options that are currently exercisable.

(8)

Includes 40,000 shares issuable upon the exercise of stock options that are currently exercisable.

(9)

Includes 310,000 shares issuable upon the exercise of stock options that are currently exercisable and 260,000 shares issuable upon the exercise of stock options that will be exercisable within the next 60 days.

*

Represents beneficial ownership of less than 1%

Item 13:

Certain Relationships and Related Transactions, and Director Independence

The office space being leased by the Company in Tulsa, Oklahoma, is owned by Arenaco, LLC, a company that is owned by Mr. Rochford, Chairman of the Board of the Company, and Mr. McCabe, a Director of the Company.  During the years ended December 31, 2013 and 2012, the Company paid $47,000 to this company.

As discussed under Item 10 of this Annual Report, the Board of Directors has determined that Messrs. Woodrum and Petrelli, are each “independent” directors within the meaning the NYSE MKT, LLC definition of independent director set forth in the Company Guide, Part 8, Section 803(A).  The Board has also determined that Messrs. Rochford and McCabe are “independent” directors under the same definitions.  Because the Board of Directors believes it is not possible to anticipate or provide for all circumstances that might give rise to conflicts of interest or that might bear on the materiality of a relationship between a director and the Company, the Board has not established specific objective criteria, apart from the criteria set forth in the NYSE MKT, LLC rules, to determine “independence”.  In addition to such criteria, in making the determination of “independence”, the Board of Directors considers such other matters including (i) the business and non-business relationships that each independent director has or may have had with the Company and its other Directors and executive officers, (ii) the stock ownership in the Company held by each such Director, (iii) the existence of any familial relationships with any executive officer or Director of the Company, and (iv) any other relevant factors which could cause any such Director to not exercise his independent judgment.

Item 14:

Principal Accounting Fees and Services

The firm of Hansen, Barnett & Maxwell, P.C., (“HBM”) served as the Company’s independent auditors effective April 15, 2012.  On September 1, 2013, HBM resigned as the independent registered public accounting firm of Ring Energy, Inc. and entered into an agreement with Eide Bailly LLP (“Eide Bailly”), pursuant to which Eide Bailly acquired the operations of HBM.  Concurrent with the resignation of HBM, the Company, through and with the approval of its Audit Committee, engaged Eide Bailly as its independent registered public accounting firm for the fiscal year ended December 31, 2013.  The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor.

Fees and Independence

Audit Fees.  HBM billed the Company an aggregate of $17,000 and $40,000 for professional services rendered for reviews of the Company’s financial statements included in its Form 10-Q’s for the 1stand 2nd quarters of 2013, and the audit of the Company’s financial statements for the year ended December 31, 2012, respectively.  Eide Bailly billed the Company an aggregate of $53,500 for professional services rendered for the review of the Company’s financial statements included in its Form 10-Q for the 3rd quarter of 2013, and the audit of the Company’s financial statements for the year ended December 31, 2013.

Audit Related Fees.  HBM billed the Company $1,488 and $10,000 for the years ended December 31, 2013 and 2012, respectively, for services related to the Company’s filing of registration statements and the audit of the Kansas Property acquisition.  Eide Bailly billed the Company $32,860 for the year ended December 31, 2013, for services related to the Company’s filing of registration statements.

Tax Fees.  Eide Bailly billed the Company $7,500 for professional services rendered for tax compliance, tax advice and tax planning for  the years ended December 31, 2013 and 2012.

All Other Fees.  No other fees were billed by HBM or Eide Bailly to the Company during 2013 and 2012.

The Audit Committee of the Board of Directors has determined that the provision of services by Eide Bailly described above is compatible with maintaining Eide Bailly’s independence as the Company’s principal accountant.

PART IV

Item 15:

Exhibits, Financial Statement Schedules

(a)

Financial Statements

The following financial statements are filed with this Annual Report:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets at December 31, 2013 and 2012

Consolidated Statements of Operations for the year ended December 31, 2013 and 2012

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2013 and 2012

Consolidated Statements of Cash Flows for the year ended December 31, 2013 and 2012

Notes to Consolidated Financial Statements

Supplemental Information on Oil and Gas Producing Activities

(b)

Exhibits

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Here-with
2.1	Stock for Stock Exchange Agreement dated May 3, 2012	8-K	000-53920	2.1	7/5/12
2.2	Merger Agreement dated November 7, 2012	8-K	000-53920	2.1	11/26/12
3.1	Articles of Incorporation (as amended)	10-K	000-53920	3.1	4/1/13
3.2	Current Bylaws	8-K	000-53920	3.2	1/24/13
10.1	Letter Agreement with Patriot Royalty & Land, LLC entered into on March 1, 2012	10-K	000-53920	10.1	3/20/12
10.2*	Ring Energy Inc. Long Term Incentive Plan, as Amended	8-K	000-53920	99.3	1/24/13
10.3*	Form of Option Grant for Long-Term Incentive Plan	10-Q	000-53920	10.2	8/14/12
10.4	Stanford Energy Promissory Note dated March 28, 2012	8-K	000-53920	99.1	4/3/12
10.5	Stanford Energy Promissory Note dated May 15, 2012	8-K	000-53920	99.1	5/17/12
10.6	Revolver Loan Agreement with the F&M Bank &Trust Company Dated May 12, 2011	10-Q	000-53920	10.3	8/14/12
10.7	First Amendment dated May 12, 2012, to Revolver Loan Agreement with F&M Bank & Trust Company	10-Q	000-53920	10.4	8/14/12
10.8	Second Amendment to Loan Agreement with F&M Bank & Trust Company	8-K	000-53920	99.1	1/24/13
10.9	Executive Committee Charter	10-K	000-53920	3.1	4/1/13
10.10	Audit Committee Charter	10-K	000-53920	3.1	4/1/13
10.11	Compensation Committee Charter	10-K	000-53920	3.1	4/1/13
10.12	Nominating and Corporate Governance Committee Charter	10-K	000-53920	3.1	4/1/13
10.13	Development Agreement	8-K	001-36057	10.1	10/18/13
10.14	Third Amendment to Loan Agreement with F&M Bank & Trust Company	10-Q	001-36057	10.2	11/7/13
10.15	Fourth Amendment to Loan Agreement with F&M Bank & Trust Company	10-Q	001-36057	10.3	11/7/13
10.16	Purchase and Sale Agreement, dated February 4, 2014, between Ring Energy, Inc. and Raw Oil & Gas, Inc., JDH Raw LC, and Smith Energy Company.	8-K	001-36057	10.1	2/7/14
14.1	Code of Ethics	8-K	000-53920	14.1	1/24/13
16.1	Letter dated April 19, 2012, from Haynie & Company	8-K	000-53920	16.1	4/19/12
23.1	Consent of Cawley, Gillespie & Associates, Inc.					X
23.2	Consent of Eide Bailly LLP
31.1	Rule 13a-14(a) Certification by Chief Executive Officer					X
31.2	Rule 13a-14(a) Certification by Chief Financial Officer					X
32.1	Section 1350 Certification of Chief Executive Officer					X
32.2	Section 1350 Certification Chief Financial Officer					X
99.1	Reserve Report of Cawley, Gillespie & Associates, Inc.					X
101.	INS	XBRL Instance Document
101.	SCH	XBRL Taxonomy Extension Schema Document
101.	CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.	DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.	LAB	XBRL Taxonomy Extension Label Linkbase Document
101.	PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*   Management contract

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on behalf by the undersigned, thereunto duly authorized.

Ring Energy, Inc.

By: /s/ Kelly Hoffman
Mr. Kelly Hoffman
Chief Executive Officer

Date: March 20, 2014

By: /s/ William R. Broaddrick
Mr. William R. Broaddrick
Chief Financial Officer

Date: March 20, 2014

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

/s/ Lloyd T. Rochford	/s/ Anthony B. Petrelli
Mr. Lloyd T. Rochford	Mr. Anthony B. Petrelli
Director	Director

Date: March 20, 2014	Date: March 20, 2014

/s/ Stanley McCabe	/s/ David A. Fowler
Mr. Stanley McCabe	Mr. David A. Fowler
Director	Director

Date: March 20, 2014	Date: March 20, 2014

/s/ Clayton E. Woodrum	/s/ Kelly Hoffman
Mr. Clayton E. Woodrum	Mr. Kelly Hoffman
Director	Director

Date: March 20, 2014	Date: March 20, 2014

RING ENERGY, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Ring Energy, Inc.

We have audited the accompanying balance sheet of Ring Energy, Inc. as of December 31, 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2013. Ring Energy’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ring Energy Inc. as of December 31, 2013, and the results of its operations and its cash flows for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ EideBailly LLP

Salt Lake City, Utah

March 20, 2014

www.eidebailly.com

5 Triad Center, Ste. 750  |  Salt Lake City, UT 84180-1128  |  T 801.532.2200  |  F 801.532.7944  |  EOE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders

Ring Energy, Inc.

We have audited the accompanying consolidated balance sheet of Ring Energy, Inc. and subsidiary (the “Company”) as of December 31, 2012, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ring Energy, Inc. and subsidiary as of December 31, 2012, and the results of their operations and their cash flows for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

April 1, 2013

RING ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31,	2013	2012
ASSETS
Current Assets
Cash	$52,350,583	$5,404,167
Accounts receivable	3,888,402	417,965
Prepaid expenses and retainers	66,051	60,398
Total Current Assets	56,305,036	5,882,530
Properties and Equipment
Oil and natural gas properties subject to amortization	58,040,724	23,051,904
Office equipment	257,911	175,106
Total Properties and Equipment	58,298,635	23,227,010
Accumulated depreciation, depletion and amortization	(2,880,253)	(596,162)
Net Properties and Equipment	55,418,382	22,630,848
Total Assets	111,723,418	28,513,378

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$6,229,490	$1,191,431
Other accrued liabilities	1,002,153	-
Total Current Liabilities	7,231,643	1,191,431
Noncurrent Liabilities
Deferred income taxes	703,651	625,950
Asset retirement obligation	1,182,410	496,286
Total Noncurrent Liabilities	1,886,061	1,122,236
Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized;
no shares issued or outstanding	-	-
Common stock - $0.001 par value; 150,000,000 shares authorized;
23,576,313 shares and 14,166,011 shares outstanding, respectively	23,576	14,166
Additional paid-in capital	109,018,165	32,169,363
Accumulated deficit	(6,436,027)	(5,983,818)
Total Stockholders' Equity	102,605,714	26,199,711
Total Liabilities and Stockholders' Equity	$111,723,418	$28,513,378

The accompanying notes are an integral part of these consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31,	2013	2012

Oil and Gas Revenues	$10,315,701	$1,757,444

Costs and Operating Expenses
Oil and gas production costs	1,207,529	785,959
Oil and gas production taxes	476,964	82,995
Depreciation, depletion and amortization	2,284,091	506,786
Accretion expense	53,681	20,906
General and administrative expense	6,682,760	2,392,645

Total Costs and Operating Expenses	10,705,025	3,789,291

Other Income (Expense)
Gain on derivative put options	-	276,736
Interest income	24,706	4,309
Interest expense	(9,890)	(218,805)

Net Other Income	14,816	62,240

Loss Before Provision for Income Taxes	(374,508)	(1,969,607)

Provision for Income Taxes	(77,701)	300,324

Net Loss	$(452,209)	$(1,669,283)

Basic and Diluted Loss per Share	$(0.03)	$(0.21)

The accompanying notes are an integral part of these consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Total
			Additional		Stockholders'
	Common Stock		Paid-in	Accumulated	Equity
Successor	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2011	3,440,000	$3,440	$204,585	$(4,314,535)	$(4,106,510)
Share-based compensation	-	-	944,681	-	944,681
Common stock issued to purchase
Ring Energy, Inc.	6,579,808	6,580	13,525,180	-	13,531,760
Common stock issued for cash	3,148,425	3,148	13,005,914	-	13,009,062
Common stock issued in property acquisitions	997,778	998	4,489,003	-	4,490,001
Net loss	-	-	-	(1,669,283)	(1,669,283)
Balance, December 31, 2012	14,166,011	$14,166	$32,169,363	$(5,983,818)	$26,199,711
Share-based compensation	-	-	3,489,022	-	3,489,022
Common stock issued for cash	9,378,580	9,378	73,192,312	-	73,201,690
Common stock issued for services	10,000	10	99,990	-	100,000
Options exercised (cashless exercise)	6,722	7	(7)	-	-
Options exercised	15,000	15	67,485	-	67,500
Net loss	-	-	-	(452,209)	(452,209)
Balance, December 31, 2013	23,576,313	$23,576	$109,018,165	$(6,436,027)	$102,605,714

The accompanying notes are an integral part of these consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,	2013	2012
Cash Flows From Operating Activities
Net loss	$(452,209)	$(1,669,283)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation, depletion and amortization	2,284,091	506,786
Accretion expense	53,681	20,906
Share-based compensation	3,489,022	944,681
Stock issued as finders fee	100,000	-
Gain on derivative put options	-	(276,736)
Provision for income taxes	77,701	(300,324)
Changes in assets and liabilities:
Accounts receivable	(3,470,437)	(326,943)
Prepaid expenses	(5,653)	87,845
Accounts payable	6,040,212	1,081,217
Accrued compensation	-	(100,000)
Net Cash Provided by (used in) Operating Activities	8,116,408	(31,851)
Cash Flows from Investing Activities
Payments to purchase oil and natural gas properties	(5,192,441)	(3,684,674)
Payments to develop oil and natural gas properties	(29,103,392)	(6,532,898)
Purchase of office equipment	(82,805)	(159,977)
Plugging and abandonment cost incurred	(60,544)	-
Net Cash Used in Investing Activities	(34,439,182)	(10,377,549)
Cash Flows From Financing Activities
Proceeds from borrowings from Ring Energy, Inc.	-	1,150,000
Proceeds from issuance of common stock	73,201,690	13,009,062
Proceeds from option exercise	67,500	-
Proceeds from issuance of common stock to
Ring Energy, Inc. shareholders	-	10,887,561
Principal payments on revolving line of credit	-	(9,244,428)
Net Cash Provided by Financing Activities	73,269,190	15,802,195
Net Increase in Cash	46,946,416	5,392,795
Cash at Beginning of Period	5,404,167	11,372
Cash at End of Period	$52,350,583	$5,404,167
Supplemental Cash Flow Information
Cash paid for interest	$9,890	$221,927
Noncash Investing and Financing Activities
Oil and gas properties acquired	$-	$9,689,488
Deferred tax liability assumed (net)	-	(1,362,665)
Asset retirement obligation assumed	-	(152,148)
Revision of asset retirement obligation estimate	211,691	-
Asset retirement obligation incurred during development	481,296	(14,214)
Payments with Ring Energy, Inc. shares	-	(4,490,001)

Issuance of common stock to Ring Energy, Inc. shareholders	$-	$13,531,760
Accounts payable assumed	-	9,893
Less: Tax benefit	-	(436,391)
Less: Elimination of note payable to Ring Energy, Inc.	-	(2,003,122)
Less: Prepaid expenses acquired	-	(26,942)
Less: Property and equipment acquired	-	(187,637)
Proceeds from issuance of common stock to
Ring Energy, Inc. shareholders	$-	$10,887,561

The accompanying notes are an integral part of these consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations – Ring Energy, Inc. is a Nevada corporation. Ring Energy, Inc. and Stanford Energy, Inc., its wholly-owned subsidiary, are referred to herein as the “Company.” The Company owns interests in oil and gas properties located in Texas and Kansas and is engaged primarily in the acquisition, exploration and development of oil and gas properties and the production and sale of oil and natural gas.

Reorganization into Ring Energy, Inc. – On June 28, 2012, Ring Energy, Inc. (“Ring”) completed the acquisition of Stanford Energy, Inc. (“Stanford”) through the closing of a stock-for-stock exchange agreement dated May 3, 2012.  As a result, Stanford became a wholly-owned subsidiary of Ring. At the closing, the Stanford shareholders exchanged their 1,376 shares of Stanford common stock for 3,440,000 shares of Ring common stock. In addition, Ring assumed and adopted Stanford’s equity compensation plan and its outstanding options to purchase 450 shares of Stanford common stock, which represented the right to purchase 1,125,000 shares of Ring common stock at $2.00 per share. On February 6, 2012, the date the terms of the exchange agreement were agreed to and announced, Ring has 5,786,884 shares of common stock outstanding, of which Stanford shareholders held 793,317 shares. In addition, Stanford’s shareholders obtained the right to appoint to a majority of the members of the Ring board of directors and senior management of the combined company.

Under current accounting guidance, as a result of the number of shares and stock options to acquire shares issued to the Stanford shareholders and option holders, Stanford was determined to be the accounting acquirer and its historical financial statements have been adjusted to reflect its reorganization in a manner equivalent to a 2,500-for-1 stock split. The accompanying historical financial statements prior to the reorganization into Ring are Stanford’s financial statements, adjusted to reflect the authorized capital and par value of Ring and to reflect the effects of the stock split for all periods presented.

Consolidation – The basis of presentation of the predecessor carve-out financial statements is presented above. Except for the predecessor carve-out financial statements, the accompanying consolidated financial statements include the accounts, operations and cash flows of Stanford for all periods presented and the consolidated operations and cash flows of Ring from June 28, 2012.  All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Changes in the future estimated oil and natural gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analysis could have a significant impact on the future results of operations.

Fair Values of Financial Instruments – The carrying amounts reported for the revolving line of credit approximates fair value because the underlying instruments are at interest rates which approximate current market rates.

Concentration of Credit Risk and Accounts Receivable – Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable.  The Company has cash in excess of federally insured limits of $52,100,583 at December 31, 2013.  The Company places its cash with a high credit quality financial institution.

Substantially all of the Company’s accounts receivable is from purchasers of oil and gas.  Oil and gas sales are generally unsecured.  The Company has not had any significant credit losses in the past and believes its accounts receivable are fully collectable.  Accordingly, no allowance for doubtful accounts has been provided.  The Company also has a joint interest billing receivable.  Joint interest billing receivables are collateralized by the pro rata revenue attributable to the joint interest holders and further by the interest itself.

Cash – The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Oil and Gas Properties – The Company uses the full cost method of accounting for oil and gas properties.  Under this method, all costs associated with acquisition, exploration, and development of oil and gas properties are capitalized. Costs capitalized include acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling and equipping productive and non-productive wells. Drilling costs include directly related overhead costs. Capitalized costs are categorized either as being subject to amortization or not subject to amortization.

The Company records a liability in the period in which an asset retirement obligation (“ARO”) is incurred, in an amount equal to the discounted estimated fair value of the obligation that is capitalized.  Thereafter this liability is accreted up to the final retirement cost.  An ARO is a future expenditure related to the disposal or other retirement of certain assets.  The Company’s ARO relate to future plugging and abandonment expenses of its oil and gas properties and related facilities disposal.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves and estimated future costs to plug and abandon wells and costs of site restoration, less the estimated salvage value of equipment associated with the oil and gas properties, are amortized on the unit-of-production method using estimates of proved reserves as determined by independent engineers.  If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.  The following table shows total depletion and depletion per barrel-of-oil-equivalent rate, for the years ended December 31, 2013 and 2012.

	For the Years Ended December 31,
	2013	2012

Depletion	$2,223,477	$474,056
Depletion rate, per barrel-of-oil-equivalent (BOE)	$20.27	$21.94

In addition, capitalized costs less accumulated amortization and related deferred income taxes shall not exceed an amount (the full cost ceiling) equal to the sum of:

1)

the present value of estimated future net revenues discounted ten percent computed in compliance with SEC guidelines;

2)

plus the cost of properties not being amortized;

3)

plus the lower of cost or estimated fair value of unproven properties included in the costs being amortized;

4)

less income tax effects related to differences between the book and tax basis of the properties.

Land, Buildings, Equipment and Leasehold Improvements – Land, buildings, equipment and leasehold improvements are valued at historical cost, adjusted for impairment loss less accumulated depreciation.  Historical costs include all direct costs associated with the acquisition of land, buildings, equipment and leasehold improvements and placing them in service.

Depreciation of buildings and equipment is calculated using the straight-line method based upon the following estimated useful lives:

Buildings and improvements	30 years
Office equipment and software	5-7 years
Machinery and equipment	5-7 years

Depreciation expense was $60,574 and $35,369 for the years ended December 31, 2013 and 2012, respectively.

Revenue recognition – The Company predominantly derives its revenue from the sale of produced crude oil and natural gas. Revenue is recorded in the month the product is delivered to the purchaser.  At the end of each month, the Company estimates the amount of production delivered to purchasers and the price received. Variances between the Company’s estimated revenue and actual payment are recorded in the month the payment is received; however, differences have been insignificant.

Income Taxes – Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes.  Deferred taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and tax carry forwards.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share – Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the year.  Diluted earnings per share are calculated to give effect to potentially issuable dilutive common shares.

Major Customers – During the year ended December 31, 2013, sales to one customer represented 97% of total sales, respectively.  At December 31, 2013, this one customer made up 99% of accounts receivable.   During the year ended December 31, 2012, sales to three customers represented 50% 25% and 23% of total sales, respectively.  At December 31, 2012, one of these customers made up 94% of accounts receivable.  The loss of this customer would not have a material adverse effect on the Company as there is an available market for its crude oil and natural gas production from other purchasers.

Stock-Based Employee and Non-Employee Compensation – The Company has outstanding stock options to directors, employees and contract employees, which are described more fully in Note 8.  The Company accounts for its stock options grants in accordance with generally accepted accounting principles.  Generally accepted accounting principles require the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. Generally accepted accounting principles also requires stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Stock-based employee compensation incurred for the years ended December 31, 2013 and 2012 was $3,489,022 and $944,681, respectively.

Recently Adopted Accounting Pronouncement – In December 2011, the FASB issued Accounting Standards Update 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”), and in January 2013 issued Accounting Standards Update 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” (“ASU 2013-01”). These updates require disclosures about the nature of an entity’s rights of offset and related arrangements associated with its recognized derivatives contracts. The guidance is effective for interim and annual periods beginning on or after January 1, 2013. The implementation of ASU 2011-11 and ASU 2013-01 had no impact on the Company’s financial position or results of operations.

NOTE 2 – EARNINGS PER SHARE INFORMATION

For the years ended December 31,	2013	2012
Net Loss	$(452,209)	$(1,669,283)
Basic and Diluted Weighted-Average Shares Outstanding	16,376911	8,073,176
Basic and Diluted Loss per Share	$(0.03)	$(0.21)

Stock options to purchase 2,647,500 and 1,125,000 shares of common stock were excluded from the computation of diluted earnings (loss) per share during the year ended December 31, 2013 and 2012, respectively, as their effect would have been anti-dilutive.

NOTE 3 – OIL AND GAS PROPERTIES

On October 16, 2013, Ring Energy, Inc. (“Ring”) entered into a Joint Development Agreement (the “Agreement”), effective immediately, with Torchlight Energy Resources, Inc. (“Torchlight”), to develop Ring’s existing Kansas leasehold, consisting of approximately 17,000 acres in Gray, Haskell and Finney counties.

Pursuant to the Agreement, Ring will operate the Kansas leasehold acreage.  In consideration of entering into the Agreement, Torchlight will pay 100% of all drilling and completion costs until an amount equal to Ring’s total costs related to the Kansas leases has been met (approximately $6.2 million).  After Torchlight has matched Ring’s total costs related to the Kansas leases, Ring and Torchlight will equally share all drilling and development costs related to the continued ongoing development of the leases.  Ring and Torchlight will share equally in any production and revenue in connection with the development of the Kansas leasehold acreage from the commencement of the first well pursuant to the terms of the Agreement.

NOTE 4 – OIL AND GAS PRODUCING ACTIVITIES

Set forth below is certain information regarding the aggregate capitalized costs of oil and gas properties and costs incurred by the Company for its oil and gas property acquisitions, development and exploration activities:

Capitalized Costs Relating to Oil and Natural Gas Producing Activities

	As of	As of
	December 31,	December 31,
	2013	2012
Proved oil and natural gas properties	$58,040,724	$23,051,904
Office equipment	257,911	175,106
Total capitalized costs	58,298,635	23,227,010
Accumulated depletion, depreciation and amortization	(2,880,253)	(596,162)

Net Capitalized Costs	$55,418,382	$22,630,848

Net Costs Incurred in Oil and Gas Producing Activities

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2013	2012
Acquisition of proved properties	$5,192,441	$9,873,128
Development costs	29,796,379	6,581,343

Total Net Costs Incurred	$34,988,820	$16,454,471

NOTE 5 – NOTES PAYABLE

Notes Payable – In May 2012, May 2013, August 2013 and October 2013, the Company extended a credit agreement with a bank that provides for a revolving line of credit of up to $10 million for borrowings and letters of credit. As of December 31, 2013, no amounts were outstanding and $9,855,000 was available to be drawn on the line of credit. The credit agreement includes a non-usage commitment fee of 0.20% per annum and covenants limiting other indebtedness, liens, transfers or sales of assets, distributions or dividends and merger or consolidation activity. The facility has an interest rate of the bank’s prime rate plus 0.75% with the total interest rate to be charged being no less than 4.00%. The maturity date on the note was extended to April 10, 2014.

NOTE 6 – ASSET RETIREMENT OBLIGATION

A reconciliation of the asset retirement obligation for the years ended December 31, 2012 and 2013 is as follows:

Balance, December 31, 2011	$274,788
Liabilities incurred	200,593
Accretion expense	20,906
Balance, December 31, 2012	$496,286
Liabilities incurred	481,296
Revision of estimate	211,691
Liabilities settled	(60,544)
Accretion expense	53,681
Balance, December 31, 2013	$1,182,410

NOTE 7 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 150,000,000 common shares, with a par value of $0.001 per share and 50,000,000 shares of Preferred Stock.

Reorganization into Ring Energy, Inc. – On June 28, 2012 Ring completed the acquisition of Stanford Energy, Inc. through the closing of a stock-for-stock exchange agreement dated May 3, 2012.  As a result, Stanford’s shareholders obtained control of Ring under current accounting guidance. Since the Stanford shareholders obtained a controlling interest in Ring’s common stock and stock options Stanford was determined to be the accounting acquirer and its historical financial statements have been adjusted to reflect its reorganization in a manner equivalent to a 2,500-for-1 stock split.  This treatment results in 3,440,000 shares held by Stanford shareholders.  As a result of the Stanford being determined to be the accounting acquirer, the transaction was accounted for as the issuance by Stanford of the 6,579,808 common shares of Ring that remained outstanding.

Common Stock Issued in Private Offering – In January 2013, the Company issued 100,000 shares of common stock, valued at $450,000, or $4.50 per share, in a private placement.  There were no related offering costs.

In June 2013, the Company issued 3,528,580 shares of common stock, valued at $19,407,190, or $5.50 per share, in a private placement.  Proceeds from the offering totaled $18,522,657, net of offering costs and expenses paid of $884,533.

Common Stock Issued in Public Offering – In December 2013, the Company issued 5,750,000 shares of common stock, valued at $57,500,000, or $10.00 per share, in a public offering.  Proceeds from the offering totaled $54,229,033, net of underwriters fees, offering costs and expenses paid totaling $3,270,967.

Common Stock Issued for Services – In October 2013, the Company issued 10,000 shares of common stock, valued at $100,000, or $10.00 per share, as compensation for services provided.

Common Stock Issued as a Result of Option Exercises – In January 2013, the Company issued 6,722 shares of common stock as the result of the cashless exercise of 10,000 stock options with an exercise price of $2.00.  The Company withheld 3,278 shares, valued at $20,000 or $6.10 per share, as the exercise price.

In December 2013, the Company issued 15,000 shares of common stock as the result of an option exercise.  The options had an exercise price of $4.50 per share.  The company received the $67,500 exercise price.

NOTE 8 – EMPLOYEE STOCK OPTIONS AND RESTRICTED STOCK AWARD PLAN

In 2011, the Company’s Board of Directors approved and adopted a long term incentive plan, which was subsequently approved and amended by the shareholders.  There are 2,327,500 shares eligible for grant, either as options or as restricted stock, at December 31, 2013.

Employee Stock Options – Following is a table reflecting the issuances during 2012 and 2013 and their related exercise prices:

Grant date	# of options	Exercise price
July 1, 2012	75,000	$4.50
September 1, 2012	50,000	4.50
October 1, 2012	40,000	4.50

January 1, 2013	1,400,000	4.50
March 15, 2013	150,000	5.50
June 25, 2013	35,000	7.50
December 16, 2013	100,000	$10.00

	1,850,000

All granted options vest at the rate of 20% each year over five years beginning one year from the date granted and expire ten years from the grant date.  A summary of the status of the stock options as of December 31, 2013 and changes during the years ended December 31, 2013 and 2012 is as follows:

	2013		2012
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price
Outstanding at beginning of the year	1,125,000	$2.37	1,125,000	$2.00
Issued	1,685,000	4.98	165,000	4.50
Forfeited	(137,500)	2.55	(165,000)	2.00
Exercised	(25,000)	3.50	-	-

Outstanding at end of year	2,647,500	$4.01	1,125,000	$2.37

Exercisable at end of year	662,500	$3.13	200,000	$2.00

Weighted average fair value of
options granted during the year		$4.35		$4.26

The Company uses the Black-Scholes option pricing model to calculate the fair-value of each option grant. The expected volatility is based on the historical price volatility of the Company’s common stock.We elected to use the simplified method for estimating the expected term as allowed by generally accepted accounting principles for options granted through December 31, 2013 and 2012. Under the simplified method, the expected term is equal to the midpoint between the vesting period and the contractual term of the stock option. The risk-free interest rate represents the U.S. Treasury bill rate for the expected life of the related stock options. The dividend yield represents the Company’s anticipated cash dividend over the expected life of the stock options.  The following are the Black-Scholes weighted-average assumptions used for options granted during the periods ended December 31, 2013 and 2012:

	Risk free interest rate	Expected life (years)	Dividend yield	Volatility

July 1, 2012	0.67%	6.5	-	158%
September 1, 2012	0.80%	6.5	-	153%
October 1, 2012	0.25%	5.75	-	147%

January 1, 2013	0.76%	6.5	-	138%
February 13, 2013	0.92%	6.5	-	137%
March 15, 2013	0.84%	6.5	-	132%
June 25, 2013	1.49%	6.5	-	128%
December 16, 2013	1.55%	6.5	-	119%

As of December 31, 2013, there was approximately $5,250,009 of unrecognized compensation cost related to stock options that will be recognized over a weighted average period of 2.6 years.  The aggregate intrinsic value of options vested and expected to vest at December 31, 2013 was $20,359,425.  The aggregate intrinsic value of options exercisable at December 31, 2013 was $3,890,000.  The year end intrinsic values are based on a December 31, 2013 closing price of $12.20.

During 2013, a total of 25,000 options were exercised.  The aggregate intrinsic value of the options exercised was $149,000.

The following table summarizes information related to the Company’s stock options outstanding at December 31, 2013:

	Options Outstanding
Exercise price	Number Outstanding	Weighted-Average Remaining Contractual Life (in years)	Number Exercisable
2.00	842,500	7.92	362,500
4.50	1,520,000	8.96	300,000
5.50	150,000	9.29	-
7.50	35,000	9.48	-
10.00	100,000	9.96	-

-	2,647,500	8.69	662,500

Any excess tax benefits from the exercise of stock options will not be recognized in paid-in capital until the Company is in a current tax paying position. Presently, the company has a net loss and therefore not yet subject to income taxes.  Accordingly, no excess tax benefits have been recognized for the years ended December 31, 2013 or 2012.

NOTE 9 – RELATED PARTY TRANSACTIONS

The company is leasing office space from Arenaco, LLC, a company that is owned by two of stockholders’ of the company, Mr. Rochford, Chairman of the Board of the Company, and Mr. McCabe, a Director of the Company.  During the years ended December 31, 2013 and 2012, the Company paid $47,000 to this company.

The Company entered into a promissory note for $1,000,000 in January 2012 to cover $850,000 in advances from Ring Energy, Inc. to Stanford Energy, Inc. in 2011 and $150,000 in advances made during early 2012.  This was settled as part of the merger.

NOTE 10 – COMMITMENTS AND CONTINGENT LIABILITIES

Standby Letters of Credit – A commercial bank has issued standby letters of credit on behalf of the Company to the states of Texas and Kansas totaling $145,000 to allow the Company to do business in those states.  The Company intends to renew the standby letters of credit for as long as the Company does business in those states. No amounts have been drawn under the standby letters of credit.

Operating leases – The following table summarizes our future estimated lease payments for periods subsequent to December 31, 2013.  The leases pertain to approximately 3,700 square feet of space for our corporate headquarters in Midland, Texas, approximately 3,700 square feet of office space for our accounting offices in Tulsa, Oklahoma and approximately 2,000 square feet of office space for our field office in Andrews, Texas.  The Company incurred lease expense of $141,593 and $208,091 for the years ended December 31, 2013 and 2012, respectively.  The following table reflects the future minimum lease payments under the operating lease as of December 31, 2013.

Year	Lease Obligation

2014	$133,515
2015	143,475
2016	73,185
2017	55,935

$406,110

NOTE 11 – INCOME TAXES

For the year ended December 31, 2013 and 2012, the Company calculated a net tax benefit of $516,531 and $300,324, respectively.  The benefit from income taxes consisted of the following:

Provision for Income Taxes	2013	2012
Deferred	$77,701	$(707,270)
Effect of offset from Kansas property acquisition	-	406,946
	$77,701	$(300,324)

The following is a reconciliation of income taxes computed using the U.S. federal statutory rate to the provision for income taxes:

Rate Reconciliation	2013	2012
Tax at federal statutory rate (34%)	$(127,333)	$(669,666)
Non-deductible expenses	4,450	1,098
True-up prior return	213,431	406,946
States taxes, net of Federal benefit	17,864	(93,950)
Effect of tax rates lower than statutory rate	5,017	55,248
	$77,701	$(300,324)

As of December 31, 2013, the Company had net operating loss carry forwards for federal income tax reporting purposes of approximately $17.8 million which, if unused, will expire in 2033.

The net deferred tax liability consisted of the following at December 31, 2013 and 2012:

Deferred Taxes:	2013	2012
Deferred tax liabilities
Property and equipment	$9,009,106	$3,094,811

Deferred tax assets
Stock-based compensation	1,682,601	386,541
Operating loss and IDC carryforwards	6,622,853	2,082,319
Deferred tax assets	8,305,439	2,468,860
Net deferred income tax liability	$703,651	$625,951

Accounting for Uncertainty in Income Taxes – In accordance with generally accepted accounting principles, the Company has analyzed its filing positions in all jurisdictions where it is required to file income tax returns for the open tax years in such jurisdictions. The Company has identified its federal income tax return and its state income tax returns in Texas and Kansas in which it operates as “major” tax jurisdictions. The Company’s federal income tax returns for the years ended December 31, 2010 through 2012 remain subject to examination. The Company’s income tax returns in Kansas remain subject to examination for years ended December 31, 2010 through 2012.  The Company’s income tax returns in Texas remain subject to examination for years ended 2009 through 2012. The Company currently believes that all significant filing positions are highly certain and that all of its significant income tax filing positions and deductions would be sustained upon audit. Therefore, the Company has no significant reserves for uncertain tax positions and no adjustments to such reserves were required by generally accepted accounting principles. No interest or penalties have been levied against the Company and none are anticipated; therefore, no interest or penalty has been included in our provision for income taxes in the consolidated statements of operations.

NOTE 12 – SUBSEQUENT EVENTS

On February 3, 2014 the Company received the second payment from Torchlight regarding the joint development agreement on the Kansas acreage.  The payment was $2,089,801, bringing the amount received from Torchlight to $3,089,801 or one half of the total to be received from Torchlight per the joint development agreement.

On February 6, 2014, the Company’s resale registration statement on Form S-1 in connection with the offering by certain selling stockholders named therein of up to 3,528,580 outstanding shares of common stock (the “Resale Shares”) became effective. Pursuant to the registration statement, such selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which the common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agents or as principals or by a combination of such methods of sale. The selling stockholders will receive all proceeds from such sales of the Resale Shares, and the Company will not receive any proceeds from the sale of any Resale Shares sold by the selling stockholders.

On February 27, 2014 the Company completed the Acquisition, in which it acquired certain assets pursuant to its previously announced Purchase and Sale Agreement, for a purchase price of approximately $6.45 million in cash. The assets acquired by the Company pursuant to the Purchase Agreement consist of approximately 2,481 gross (1,5767 net) acres, located in Andrews and Gaines Counties, in the Permian Basin of Texas. The acreage, comprised of 92 separate leases, includes both “developed” and “undeveloped” parcels and is in close proximity to the Company’s existing Permian Basin assets. The “developed” area is comprised of approximately 907 net acres with current net production of 42 BOEs (Barrel of Oil Equivalent) per day from the San Andres and Glorieta formations and is over 92% oil. The “undeveloped” area is comprised of approximately 660 net acres.

RING ENERGY, INC.

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES

(Unaudited)

Results of Operations from Oil and Gas Producing Activities – The Company’s results of operations from oil and gas producing activities exclude interest expense, gain from change in fair value of put options, and other financing expense.  Income taxes are based on statutory tax rates, reflecting allowable deductions.

For the years ended December 31,	2013	2012
Oil and gas sales	$10,315,701	$1,757,444
Production costs	(1,207,529)	(785,959)
Production taxes	(476,964)	(82,995)
Depreciation, depletion, amortization and accretion	(2,337,772)	(527,692)
General and administrative (exclusive of corporate overhead)	(646,625)	(322,821)
Results of Oil and Gas Producing Operations	$5,646,811	$37,977

Reserve Quantities Information – The following estimates of proved and proved developed reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Company’s reserves.  The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties.  Accordingly, these estimates are expected to change as future information becomes available.  All of the Company’s reserves are located in the United States of America.

Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Proved developed reserves are those expected to be recovered through existing wells, equipment and methods.

The standardized measure of discounted future net cash flows is computed by applying the price according to the SEC guidelines for oil and gas to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions.  The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

For the Year Ended December 31,	2013		2012
	Oil (1)	Natural Gas (1)	Oil (1)	Natural Gas (1)
Proved Developed and Undeveloped Reserves
Beginning of year	3,646,743	1,733,780	2,493,560	1,749,100
Purchases of minerals in place	934,716	208,013	780,669	430,800
Improved recovery and extensions	2,676,934	595,729	149,149	30,250
Sale of minerals in place	(16,100)	-	-	-
Production	(109,673)	(36,047)	(20,531)	(6,480)
Revision of previous estimate	(276,965)	(14,433)	243,896	(469,890)

End of year	6,855,655	2,487,042	3,646,743	1,733,780

Proved Developed at end of year	1,941,367	630,751	364,110	63,840

1 Oil reserves are stated in barrels; gas reserves are stated in thousand cubic feet.

December 31,	2013	2012
Future cash flows	$648,958,812	$331,489,046
Future production costs	(165,478,373)	(73,667,753)
Future development costs	(98,287,766)	(66,835,270)
Future income taxes	(125,104,471)	(62,412,466)
Future net cash flows	260,088,202	128,573,357
10% annual discount for estimated timing of cash flows	(126,140,275)	(57,215,111)

Standardized Measure of Discounted Cash Flows	$133,947,927	$71,358,446

2013		2012
Beginning of the year	$71,358,446	$60,755,575
Purchase of minerals in place	24,631,148	19,027,746
Extensions, discoveries and improved recovery, less related costs	72,635,671	6,279,507
Development costs incurred during the year	29,103,392	6,532,898
Sales of oil and gas produced, net of production costs	(994,793)	(972,881)
Sales of minerals in place	(1,039,031)	-
Accretion of discount	8,568,497	6,524,980
Net changes in price and production costs	5,568,442	(8,004,160)
Net change in estimated future development costs	(6,499,395)	(2,968,626)
Revision of previous quantity estimates	(10,313,017)	6,364,907
Revision of estimated timing of cash flows	(29,859,746)	(19,303,858)
Net change in income taxes	(29,211,687)	(2,877,642)

End of the Year	$133,947,927	$71,358,446

Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We have issued our report dated March 7, 2014, on estimates of proved reserves, future production and income attributable to certain leasehold interest of Ring Energy, Inc. (“Ring”) as of December 31, 2013. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein in this Annual Report on Form 10-K of Ring (this “Annual Report”) and to all references to our firm in this Annual Report.  We hereby also consent to the (i) reference of such report and the information contained therein and to our firm in the Registration Statement of Ring on Form S-1 (File No. 333-191483, effective February 6, 2014), as it may be amended, and (ii) incorporation and reference of such report and the information contained therein and to our firm in the Registration Statement of Ring on Form S-8 (File No. 333-191485, effective October 1, 2013).

CAWLEY , GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas

March 15, 2014

Exhibit 31.1

CERTIFICATIONS

I, Kelly W. Hoffman, certify that:

1.

I have reviewed this Form 10-K for the year ended December 31, 2013, of Ring Energy, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.

Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:  March 20, 2014

/s/ Kelly W. Hoffman

Kelly W. Hoffman, CEO

(Principal Executive Officer)

Exhibit 31.2

CERTIFICATIONS

I, William R. Broaddrick, certify that:

1.

I have reviewed this Form 10-K for the year ended December 31, 2013, of Ring Energy, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.

Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:  March 20, 2014

/s/ William R. Broaddrick

William R. Broaddrick, CFO

(Principal Financial Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Ring Energy, Inc. (the “Company”) on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission (the “Report”), the undersigned principal executive officer and financial officer of the Company, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)

the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)

the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:  March 20, 2014

/s/ Kelly W. Hoffman

Kelly W. Hoffman

(Principal Executive Officer)

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Ring Energy, Inc. (the “Company”) on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission (the “Report”), the undersigned principal executive officer and financial officer of the Company, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)

the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)

the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:  March 20, 2014

/s/ William R. Broaddrick

William R. Broaddrick

(Principal Financial Officer)

Exhibit 99.1

March 7, 2014

Mr. Daniel D. Wilson

Executive Vice President

Ring Energy, Inc.

200 N. Loraine Street, Suite 1245

Midland, TX  79702-8350

Re:	Evaluation Summary
Ring Energy, Inc. Interests
Proved Reserves
Texas and Kansas
As of December 31, 2013

Dear Mr. Wilson:

As requested, we are submitting our estimates of proved reserves and our forecasts of the resulting economics attributable to the above captioned interests as of December 31, 2013.  It is our understanding that the proved reserve estimates shown herein constitute 100 percent of all proved reserved owned by Ring Energy, Inc.  This report, completed on March 7, 2014, has been prepared for use in filings with the SEC by Ring Energy, Inc.

Composite reserve estimates and economic forecasts for the proved reserves are summarized below:

		Proved Developed Producing	Proved Developed Non- Producing	Proved Undeveloped	Proved
Net Reserves
Oil/Condensate	- Mbbl	1,658.1	283.3	4,914.3	6,855.7
Gas	- MMcf	594.4	36.4	1,856.3	2,487.0
Revenue
Oil/Condensate	- M$	153,440.4	26,213.8	454,768.3	634,422.3
Gas	- M$	3,409.0	213.8	10,913.8	14,536.6
Severance and
Ad Valorem Taxes	- M$	11,229.7	1,882.6	33,337.6	46,449.8
Operating Expenses	- M$	43,985.1	6,591.7	68,451.8	119,028.6
Investments	- M$	0.0	2,600.0	95,687.8	98,287.8
Operating Income (BFIT)	- M$	101,634.6	15,353.3	268,204.9	385,192.8
Discounted @ 10%	- M$	50,508.7	9,516.9	138,341.9	198,367.4

The discounted value shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc.

As requested, hydrocarbon pricing of $3.67 per MMBtu of gas (Henry Hub) and $96.78 per barrel of oil/condensate (WTI Cushing) was applied without escalation.  In accordance with the Securities and Exchange Commission guidelines, these prices were determined as an unweighted arithmetic average of the first-day-of-the-month price for the previous 12 months.  The oil and gas prices were held constant and were adjusted for gravity, heating value, quality, transportation and marketing.  The adjusted volume-weighted average product prices over the life of the properties are $92.54 per barrel of oil and $5.85 per Mcf of gas.

Evaluation Summary

Ring Energy, Inc.

Operating costs were based on operating expense records of Ring Energy.  Drilling and completion costs were based on estimates provided by Ring Energy and reviewed by Cawley, Gillespie & Associates.  Severance tax and ad valorem rates were specified by state/county based on actual rates.  As per the Securities and Exchange Commission guidelines, neither expenses nor investments were escalated.  The cost of plugging and the salvage value of equipment have not been considered.

The proved reserve classifications conform to criteria of the SEC regulation.  The estimates of reserves in this report have been prepared in accordance with the definitions and disclosure guidelines set forth in the U.S. Securities and Exchange Commission (SEC) Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations).  The reserves and economics are predicated on the regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the date of this report as noted herein.  In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geoscience.  Therefore, the possible effects of changes in legislation or other Federal or State restrictive actions have not been considered.  An on-site field inspection of the properties has not been performed.  The mechanical operation or conditions of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc.  Possible environmental liability related to the properties has not been investigated nor considered.

The reserves were estimated using a combination of the production performance, volumetric and analogy methods, in each case as we considered to be appropriate and necessary to establish the conclusions set forth herein.  All reserve estimates represent our best judgment based on data available at the time of preparation and assumptions as to future economic and regulatory conditions.  It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

The reserve estimates were based on interpretations of factual data furnished by Ring Energy.  Ownership interests were supplied by Ring Energy and were accepted as furnished.  To some extent, information from public records has been used to check and/or supplement these data.  The basic engineering and geological data were utilized subject to third party reservations and qualifications.  Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data.

Our work-papers and related data are available for inspection and review by authorized parties.

Respectfully submitted,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

  X . QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: March 31, 2014

      . TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-36057

RING ENERGY, INC.
(Exact Name of registrant as specified in its charter)

Nevada	90-0406406
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

200 N. Loraine Street, Suite 1245, Midland TX 79701
(Address of principal executive offices) (Zip Code)

(432) 682-7464
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  X . No      .

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes  X . No      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	X . (Do not check if a smaller reporting company)	Smaller reporting company	.

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12-b-2 of the Exchange Act). Yes      . No  X .

The registrant has one class of common stock of which 23,645,306 shares were outstanding at May 6, 2014.

INDEX

Ring Energy, Inc.

For the Quarter Ended March 31, 2014

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27H of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained in this report that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, need for financing, competitive position, and potential growth opportunities. Our forward-looking statements do not consider the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “should,” “anticipates,” “expects,” “could,” “plans,” “estimates,” “projects,” “targets,” or comparable terminology or by discussions of strategy or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such forward-looking statements.

Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this report and in our annual report on Form 10-K for the year ended December 31, 2013. While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to:

•

declines or volatility in the prices we receive for our oil and natural gas;

•

our ability to raise additional capital to fund future capital expenditures;

•

our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop and produce our oil and natural gas properties;

•

general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

•

risks associated with drilling, including completion risks, cost overruns and the drilling of non-economic wells or dry holes;

•

uncertainties associated with estimates of proved oil and natural gas reserves;

•

the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•

risks and liabilities associated with acquired companies and properties;

•

risks related to integration of acquired companies and properties;

•

potential defects in title to our properties;

•

cost and availability of drilling rigs, equipment, supplies, personnel and oilfield services;

•

geological concentration of our reserves;

•

environmental or other governmental regulations, including legislation of hydraulic fracture stimulation;

•

our ability to secure firm transportation for oil and natural gas we produce and to sell the oil and natural gas at market prices;

•

exploration and development risks;

•

management’s ability to execute our plans to meet our goals;

•

our ability to retain key members of our management team;

•

weather conditions;

•

actions or inactions of third-party operators of our properties;

•

costs and liabilities associated with environmental, health and safety laws;

•

our ability to find and retain highly skilled personnel;

•

operating hazards attendant to the oil and natural gas business;

•

competition in the oil and natural gas industry; and

•

the other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Should our underlying assumptions prove incorrect or the consequences of the aforementioned risks worsen, actual results could differ materially from those expected.

Forward-looking statements speak only as to the date hereof. All such forward-looking statements and any subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the statements contained herein or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as otherwise required by applicable law, we disclaim any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

There may also be other risks and uncertainties that we are unable to predict at this time or that we do not now expect to have a material adverse impact on our business.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

The unaudited condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The Company believes that the disclosures are adequate to make the information presented not misleading. These unaudited interim financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related footnotes included in its most recent Annual Report on Form 10-K.

RING ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2014	2013
ASSETS
Current Assets
Cash	$37,732,846	$52,350,583
Accounts receivable	2,881,127	3,888,402
Prepaid expenses and retainers	47,213	66,051
Total Current Assets	40,661,186	56,305,036
Properties and Equipment
Oil and natural gas properties subject to amortization	80,615,298	58,040,724
Office equipment	381,762	257,911
Total Properties and Equipment	80,997,060	58,298,635
Accumulated depreciation, depletion and amortization	(4,410,449)	(2,880,253)
Net Properties and Equipment	76,586,611	55,418,382
Total Assets	$117,247,797	$111,723,418

LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)
Current Liabilities
Accounts payable	$7,346,378	$6,229,490
Other accrued liabilities	2,323,456	1,002,153
Total Current Liabilities	9,669,834	7,231,643
Noncurrent Liabilities
Deferred income taxes	1,387,087	703,651
Asset retirement obligations	1,801,224	1,182,410
Total Noncurrent Liabilities	3,188,311	1,886,061
Stockholders' Equity (Deficit)
Preferred stock - $0.001 par value; 50,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - $0.001 par value; 150,000,000 shares authorized; 23,601,674 shares and 23,576,313 shares outstanding, respectively	23,601	23,576
Additional paid-in capital	109,638,389	109,018,165
Accumulated deficit	(5,272,338)	(6,436,027)
Total Stockholders' Equity (Deficit)	104,389,652	102,605,714
Total Liabilities and Stockholders' Equity (Deficit)	$117,247,797	$111,723,418

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months
	Ended March 31,
	2014	2013

Oil and Gas Revenues	$5,970,452	$1,151,957

Costs and Operating Expenses
Oil and gas production costs	771,100	141,255
Oil and gas production taxes	275,961	53,217
Depreciation, depletion and amortization	1,530,196	343,608
Accretion expense	24,382	11,453
General and administrative expense	1,564,461	1,567,704

Total Costs and Operating Expenses	4,166,100	2,117,237

Other Income
Interest income	42,773	-

Net Other Expense	42,773	-

Income (loss) before tax provision	$1,847,125	$(965,280)

Income tax provision	(683,436)	-

Net income (loss)	$1,163,689	$(965,280)

Basic Earnings (Loss) per Share	$0.05	$(0.07)
Diluted Earnings (Loss) per Share	$0.05	$(0.07)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For The Three Months
	Ended March 31,
	2014	2013
Cash Flows From Operating Activities
Net income (loss)	$1,163,689	$(965,280)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation, depletion and amortization	1,530,196	343,608
Accretion expense	24,382	11,453
Share-based compensation	659,468	815,763
Provision for income taxes	683,436	-
Changes in assets and liabilities:
Accounts receivable	1,007,275	(66,356)
Prepaid expenses	18,838	(2,635)
Accounts payable	2,438,191	(509,975)
Net Cash Provided by (Used in) Operating Activities	7,525,475	(373,422)
Cash Flows from Investing Activities
Payments to purchase oil and natural gas properties	(8,121,630)	(114,074)
Payments to develop oil and natural gas properties	(13,858,512)	(1,368,992)
Purchase of equipment and vehicles	(123,851)	-
Net Cash Used in Investing Activities	(22,103,993)	(1,483,066)
Cash Flows From Financing Activities
Proceeds from option exercise	22,500	-
Payment of offering costs	(61,719)	-
Proceeds from issuance of common stock	-	450,000
Net Cash Provided by (Used in) Financing Activities	(39,219)	450,000
Net Increase (Decrease) in Cash	(14,617,737)	(1,406,488)
Cash at Beginning of Period	52,350,583	5,404,167
Cash at End of Period	$37,732,846	$3,997,679
Noncash Investing and Financing Activities
Revision of asset retirement obligation estimate	$-	$211,691
Asset retirement obligation acquired	294,772	-
Asset retirement obligation incurred during development	299,660	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Condensed Financial Statements – The accompanying condensed consolidated financial statements prepared by Ring Energy, Inc. and its subsidiary (the “Company” or “Ring”) have not been audited by an independent registered public accounting firm. In the opinion of the Company’s management, the accompanying unaudited financial statements contain all adjustments necessary for fair presentation of the results of operations for the periods presented, which adjustments were of a normal recurring nature, except as disclosed herein. The results of operations for the three months ended March 31, 2014, are not necessarily indicative of the results to be expected for the full year ending December 31, 2014.

Certain notes and other disclosures have been omitted from these interim financial statements. Therefore, these financial statements should be read in conjunction with the Company’s 2013 Annual Report on Form 10-K.

Organization and Nature of Operations – The Company is a Nevada corporation that owns interests in oil and natural gas properties located in Texas and Kansas. The Company’s oil and natural gas sales, profitability and future growth are dependent upon prevailing and future prices for oil and natural gas and the successful acquisition, exploration and development of oil and natural gas properties. Oil and natural gas prices have historically been volatile and may be subject to wide fluctuations in the future. A substantial decline in oil and natural gas prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and quantities of oil and natural gas reserves that may be economically produced.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Changes in the future estimated oil and natural gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analysis could have a significant impact on the Company’s future results of operations.

Consolidation – The accompanying consolidated financial statements include the accounts, operations and cash flows of Stanford Energy, Inc. (“Stanford”) for all periods presented and the consolidated operations and cash flows of Ring Energy, Inc. from June 28, 2012. All significant intercompany balances and transactions have been eliminated in consolidation.

Concentration of Credit Risk and Major Customer – The Company had cash in excess of federally insured limits at March 31, 2014. During the three months ended March 31, 2014, sales to one customer represented 90% of the Company’s oil and gas revenues. At March 31, 2014, this customer made up 90% of the Company’s accounts receivable.

Oil and Gas Properties – The Company uses the full cost method of accounting for oil and gas properties. Under this method, all costs associated with the acquisition, leasing, exploration, and development of oil and gas reserves are capitalized. Costs capitalized include acquisition costs, estimated future costs of abandonment and site restoration, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling and equipping productive and non-productive wells. Drilling costs include directly related overhead costs. Capitalized costs are generally categorized either as being subject to amortization or not subject to amortization. All of our costs are subject to amortization.

All capitalized costs of oil and gas properties, plus estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves as determined by independent engineers. The Company evaluates oil and gas properties for impairment at least annually. Amortization expense for the three months ended March 31, 2014, was $1,530,196, based on depletion at the rate of $23.07 per barrel of oil equivalent compared to $343,608 for the three months ended March 31, 2013, based on depletion at the rate of $21.84 per barrel of oil equivalent. These amounts include $21,686 and $11,504, respectively, of depreciation for the three months ended March 31, 2014 and 2013, respectively.

In addition, capitalized costs are subject to a ceiling test which limits such costs to the estimated present value of future net revenues from proved reserves, discounted at a 10% interest rate, based on current economic and operating conditions, plus the lower of cost or fair value of unproved properties. Consideration received from sales or transfers of oil and gas property is accounted for as a reduction of capitalized costs. Revenue is not recognized in connection with contractual services performed on properties in which the Company holds an ownership interest.

Office Equipment – Office equipment is valued at historical cost adjusted for impairment loss less accumulated depreciation. Historical costs include all direct costs associated with the acquisition of office equipment and placing such equipment in service. Depreciation is calculated using the straight-line method based upon an estimated useful life of 5 to 7 years.

Asset Retirement Obligation – The Company records a liability in the period in which an asset retirement obligation (“ARO”) is incurred, in an amount equal to the discounted estimated fair value of the obligation that is capitalized. Thereafter, this liability is accreted up to the final estimated retirement cost. An ARO is a future expenditure related to the disposal or other retirement of certain assets. The Company’s ARO relates to future plugging and abandonment expenses of its oil and natural gas properties and related facilities disposal.

Revenue Recognition – The Company predominantly derives its revenues from the sale of produced oil and natural gas. Revenue is recorded in the month the product is delivered to the purchasers. At the end of each month, the Company recognizes oil and natural gas sales based on estimates of the amount of production delivered to purchasers and the price to be received. Variances between the Company’s estimated oil and natural gas sales and actual receipts are recorded in the month the payments are received.

Share-Based Employee Compensation – The Company has outstanding stock option grants to directors and employees, which are described more fully in Note 7. The Company recognizes the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the related compensation expense over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

Share-Based Compensation to Non-Employees – The Company accounts for share-based compensation issued to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for these issuances is the earlier of (i) the date at which a commitment for performance by the recipient to earn the equity instruments is reached or (ii) the date at which the recipient’s performance is complete.

Recent Accounting Pronouncements – The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoptions of any such pronouncements are expected to cause a material impact on the Company’s financial condition or the results of operations.

Basic and Diluted Earnings (Loss) per Share – Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if all contracts to issue common stock were converted into common stock, except for those that are anti-dilutive. The dilutive effect of stock options and other share-based compensation is calculated using the treasury method with an offset from expected proceeds upon exercise of the stock options and unrecognized compensation expense.

NOTE 2 – EARNINGS (LOSS) PER SHARE INFORMATION

	For The Three Months
	Ended March 31,
	2014	2013
Net Income (Loss)	$1,163,689	$(965,280)
Basic Weighted-Average Shares Outstanding	23,581,357	14,229,166
Effect of dilutive securities:
Stock options	1,123,295	-
Diluted Weighted-Average Shares Outstanding	24,704,652	14,229,166
Basic Earnings (Loss) per Share	$0.05	$(0.07)
Diluted Earnings (Loss) per Share	$0.05	$(0.07)

Stock options to purchase 100,000 shares of common stock were excluded from the computation of diluted earnings per share during the three months ended March 31, 2014, as their effect would have been anti-dilutive. Stock options to purchase 1,600,000 shares of common stock were excluded from the computation of diluted loss per share during the three months ended March 31, 2013, as their effect would have been anti-dilutive.

NOTE 3 – ACQUISITIONS

In February 2014, Ring acquired additional proved developed and undeveloped oil and natural gas reserves (the “RAW Properties”) located in the Permian Basin, Andrews County, Texas. The RAW Properties consist of varied working interests (81% to 93%) and net revenue interests (61% to 70%) in eleven producing leases which included 907 net acres. The transaction also included 660 net acres of non-producing leasehold. Consideration given consisted of cash payments totaling $6,510,791. The Company incurred $20,003 in acquisition-related costs, which were recognized in general and administrative expense during the three months ended March 31, 2014.

The acquisition was recognized as a business combination whereby Ring recorded the assets acquired and the liabilities assumed at their fair values as of February 27, 2014, which is the date the Company obtained control of the properties and was the acquisition date for financial reporting purposes. The estimated fair value of RAW Properties approximated the consideration paid, which the Company concluded approximated the fair value that would be paid by a typical market participant. The following table summarizes the fair values of the assets acquired and the liabilities assumed:

Proved oil and natural gas properties	$6,805,563
Asset retirement obligations	(294,772)
Total Identifiable Net Assets	$6,510,791

NOTE 4 – REVOLVING LINE OF CREDIT

In August and October 2013, the Company extended a credit agreement with a bank that provides for a revolving line of credit of up to $10 million for borrowings and letters of credit. As of March 31, 2014, no amounts were outstanding and $9,855,000 was available to be drawn on the line of credit. The credit agreement includes a non-usage commitment fee of 0.25% per annum and covenants limiting other indebtedness, liens, transfers or sales of assets, distributions or dividends and merger or consolidation activity. The facility has an interest rate of the bank’s prime rate plus 0.25%. The maturity date on the note was extended to October 30, 2015.

NOTE 5 – ASSET RETIREMENT OBLIGATION

The Company provides for the obligation to plug and abandon oil and gas wells at the dates properties are either acquired or the wells are drilled. The asset retirement obligation is adjusted each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows. The asset retirement obligation incurred upon each of the acquisitions or at the time of drilling was computed using the annual credit-adjusted risk-free discount rate at the applicable dates, which rates were 7.09% per annum. Changes in the asset retirement obligation were as follows:

Balance, December 31, 2013	$1,182,410
Liabilities acquired	294,772
Liabilities incurred	299,660
Accretion expense	24,382
Balance, March 31, 2014	$1,801,224

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock Issued in Option Exercise – In January 2014, the Company issued 5,000 shares of common stock as the result of an option exercise. The Company received the exercise price of $4.50 per share for an aggregate amount of $22,500.

Also, in January 2014, the Company issued 20,361 shares of common stock as the result of the cashless exercise of 20,000 stock options with an exercise price of $2.00 and 5,000 stock options with an exercise price of $5.50. The Company withheld 4,639 shares, valued at $67,500 or $14.55 per share.

NOTE 7 – EMPLOYEE STOCK OPTIONS

Compensation expense charged against income for share-based awards during the three months ended March 31, 2014, was $659,468 as compared to $815,763 for the three months ended March 31, 2013. These amounts are included in general and administrative expense in the accompanying financial statements.

In 2011, Stanford’s Board of Directors and stockholders approved and adopted a long-term incentive plan which allows for the issuance of up to 2,500,000 shares of common stock through the grant of qualified stock options, non-qualified stock options and restricted stock. In 2013, the Company’s stockholders approved an amendment to the long-term incentive plan, increasing the number of shares eligible under the plan to 5,000,000 shares. As of March 31, 2014, there were 2,327,500 shares remaining eligible for issuance under the plan.

A summary of the stock option activity as of March 31, 2014, and changes during the three months then ended is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding, December 31, 2013	2,647,500	$4.01
Exercised	(30,000)	3.00
Outstanding, March 31, 2014	2,617,500	$4.02	8.3 Years	$29,420,550
Exercisable, March 31, 2014	670,500	$3.27	6.0 Years	$-

The intrinsic value was calculated using the closing price on March 31, 2014 of $15.26. As of March 31, 2014, there was approximately $4,590,451 of unrecognized compensation cost related to stock options that is expected be recognized over a weighted-average period of 2.5 years. The total intrinsic value of options exercised during the three months ended March 31, 2014, was $341,700.

NOTE 8 – CONTINGENCIES AND COMMITMENTS

Standby Letters of Credit – A commercial bank issued standby letters of credit on behalf of the Company to the states of Texas and Kansas totaling $145,000 to allow the Company to do business in those states. The standby letters of credit are valid until cancelled or matured and are collateralized by the revolving credit facility with the bank. The terms of these letters of credit are extended for a term of one year at a time. The Company intends to renew the standby letters of credit for as long as the Company does business in the states of Texas and Kansas. No amounts have been drawn under the standby letters of credit.

NOTE 9 – SUBSEQUENT EVENTS

On May 7, 2014, the Company amended a credit agreement with Prosperity Bank, successor by merger to The F&M Bank and Trust Company; that provides for a revolving line of credit with a borrowing base increased to $25 million for borrowings and letters of credit effective May 1, 2014. All other terms and conditions of the credit facility remain the same.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of our balance sheets and statements of income. This section should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2013, and our interim unaudited financial statements and accompanying notes to these financial statements.

Results of Operations – For the Three Months Ended March 31, 2014 and 2013

Oil and natural gas sales. For the three months ended March 31, 2014, oil and natural gas sales revenue increased $4,818,495 to $5,970,452, compared to $1,151,957 for the same period during 2013. Oil sales increased $4,791,798 and natural gas sales increased $26,697. The increases were the result of higher production, which occurred primarily as a result of our ongoing drilling program. For the three months ended March 31, 2014, oil sales volume increased 49,698 barrels to 63,944 barrels, compared to 14,245 barrels for the same period in 2013. The average realized per barrel oil price increased 16% from $79.79 for the three months ended March 31, 2013, to $92.71 for the three months ended March 31, 2014. For the three months ended March 31, 2014, gas sales volume increased 2,860 thousand cubic feet (MCF) to 8,617 MCF, compared to 5,757 MCF for the same period in 2013. The average realized natural gas price per MCF increased 83% from $2.67 for the three months ended March 31, 2013, to $4.88 for the three months ended March 31, 2014.

Oil and gas production costs. Our lease operating expenses (LOE) increased from $141,255 or $9.29 per barrel of oil equivalent (BOE) for the three months ended March 31, 2013, to $771,100 or $11.79 per BOE for the three months ended March 31, 2014. In total, lease operating expenses increased as a result of drilling additional wells.

Production taxes. Production taxes as a percentage of oil and natural gas sales were 5% during the three months ended March 31, 2013, and remained steady at 5% for the three months ended March 31, 2014. These rates are expected to stay relatively steady unless we make acquisitions in other states with differing production tax rates or the state of Texas or Kansas change their production tax rates.

Depreciation, depletion and amortization. Our depreciation, depletion and amortization expense increased by $1,186,588 to $1,530,196 for the three months ended March 31, 2014, compared to $343,608 during the same period in 2013. The increase was the result of higher production volumes.

General and administrative expenses. General and administrative expenses were $1,564,461 for the three months ended March 31, 2014, as compared to $1,567,704 for the three months ended March 31, 2013. Compensation related expenses, both cash based and stock based, make up the majority of our general and administrative expense. As we continue to grow and hire additional personnel, this amount is likely to increase.

Net income. For the three months ended March 31, 2014, there was net income of $1,163,689, as compared to a net loss of $965,280 for the three months ended March 31, 2013. The primary reason for this change was increased revenues from increased production.

Capital Resources and Liquidity

As shown in the financial statements for the three months ended March 31, 2014, the Company had cash on hand of $37,732,846, compared to $52,350,583 as of December 31, 2013. The Company had net cash from operating activities for the three months ended March 31, 2014, of $7,525,475, compared to negative cash from operating activities of $373,422 for the same period of 2013. The most significant cash outflows during the three months ended March 31, 2014 and 2013, were capital expenditures of $22,103,993 and $1,483,066, respectively.

In August and October 2013, the Company extended its credit agreement with The F&M Bank & Trust Company that provides for a revolving line of credit of up to $10 million for borrowings and letters of credit. As of March 31, 2014, no amounts were outstanding and $9,855,000 was available to be drawn on the line of credit. The credit agreement includes a non-usage commitment fee of 0.25% per annum and covenants limiting other indebtedness, liens, transfers or sales of assets, distributions or dividends and merger or consolidation activity. The facility has an interest rate of the bank’s prime rate plus 0.25%. The maturity date on the note was extended to October 30, 2015.

To the extent possible, we intend to acquire producing properties and/or developed undrilled properties rather than exploratory properties. We do not intend to limit our evaluation to any one state. We presently have no intention to evaluate off-shore properties or properties located outside of the United States of America.

The pursuit of and acquisition of additional oil and gas properties may again require substantially greater capital than we currently have available, and obtaining additional capital would require that we enter into the sale of either short-term or long-term notes payable or the sale of our common stock. Furthermore, it may be necessary for us to retain outside consultants and others in our endeavors to locate desirable oil and gas properties. The cost to retain one or more consultants or a firm specializing in the purchase/sale of oil and gas properties will have an impact on our financial position and will impact our future cash flows.

The process of acquiring one or more additional oil and gas properties will impact our financial position and reduce our cash position. The types of costs that we may incur include travel costs relating to meeting with individuals instrumental to our acquisition of one or more oil and gas properties, obtaining petroleum engineer reports relative to the oil and gas properties that we are investigating, legal fees associated with any such acquisitions including title reports, and accounting fees relative to obtaining historical information regarding such oil and gas properties. Even though we may incur such costs, there is no assurance that we will ultimately be able to consummate a transaction resulting in our acquisition of an oil and/or gas property.

Off Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements, and it is not anticipated that the Company will enter into any off-balance sheet arrangements.

Disclosure of Contractual Obligations

The following table reflects the contractual obligations over the periods shown as of December 31, 2013.

Contractual obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations	$423,310	$145,665	$220,710	$55,935	$-

Disclosures About Market Risks

Like other natural resource producers, the Company faces certain unique market risks. The most salient risk factors are the volatile prices of oil and gas, operational risks, ability to integrate properties and businesses, and certain environmental concerns and obligations.

Oil and Gas Prices

The price we receive for our oil and natural gas will heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. The prices we receive for our production depend on numerous factors beyond our control. These factors include the following: worldwide and regional economic conditions impacting the global supply and demand for oil and natural gas; the price and quantity of imports of foreign oil and natural gas; the level of global oil and natural gas inventories; localized supply and demand fundamentals; the availability of refining capacity; price and availability of transportation and pipeline systems with adequate capacity; weather conditions and natural disasters; governmental regulations; speculation as to the future price of oil and the speculative trading of oil and natural gas futures contracts; price and availability of competitors’ supplies of oil and natural gas; energy conservation and environmental measures; technological advances affecting energy consumption; the price and availability of alternative fuels and energy sources; and domestic and international drilling activity.

Because domestic demand for oil and gas exceeds supply, we believe there is little risk that all current production will not be sold at relatively fixed prices. To this extent, Ring does not see itself as directly competitive with other producers and does not believe there is any significant risk that the Company will not sell all production at current prices with a reasonable profit margin. The risk of domestic overproduction at current prices is not deemed significant. The primary competitive risks would come from falling international prices which could render current production uneconomical.

Transportation of Oil and Natural Gas

Ring is presently committed to use the services of the existing gatherers in its present areas of production. This gives such gatherers certain short term relative monopolistic powers to set gathering and transportation costs. Obtaining the services of an alternative gathering company would require substantial additional costs since an alternative gatherer would be required to lay new pipeline and/or obtain new rights-of-way.

Competition in the Oil and Natural Gas Industry

We operate in a highly competitive environment for developing and acquiring properties, marketing oil and natural gas and securing equipment and trained personnel. As a relatively small oil and natural gas company, many large producers possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to develop and acquire more prospects and productive properties than our financial or personnel resources permit. It is also significant that more favorable prices can usually be negotiated for larger quantities of oil and/or gas product, such that Ring views itself as having a price disadvantage compared to larger producers.

Retention of Key Personnel

We depend to a large extent on the services of our officers. These individuals have extensive experience in the energy industry, as well as expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties and developing and executing financing strategies. The loss of any of these individuals could have a material adverse effect on our operations and business prospects. Our success may be dependent on our ability to continue to retain and utilize skilled executive and technical personnel.

Environmental and Regulatory Risks

Our business and operations are subject to and impacted by a wide array of federal, state, and local laws and regulations governing the exploration for and development, production, and marketing of oil and natural gas, the operation of oil and natural gas wells, taxation, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. From time to time, regulatory agencies have imposed price controls and limitations on production in order to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation and disposal of oil and natural gas, byproducts thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations.

Currently, federal regulations provide that drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas are exempt from regulation as “hazardous waste.” From time to time, legislation has been proposed to eliminate or modify this exemption. Should the exemption be modified or eliminated, wastes associated with oil and natural gas exploration and production would be subject to more stringent regulation. On the federal level, operations on our properties may be subject to various federal statutes, including the Natural Gas Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act and the Oil Pollution Act, as well as by regulations promulgated pursuant to these actions.

Historically, most of the environmental regulation of oil and gas production has been left to state regulatory boards or agencies in those jurisdictions where there is significant gas and oil production, with limited direct regulation by such federal agencies as the Environmental Protection Agency. However, while the Company believes this generally to be the case for its production activities in Texas and Kansas, it should be noted that there are various Environmental Protection Agency regulations which would govern significant spills, blow-outs, or uncontrolled emissions. In Texas, specific oil and gas regulations exist related to the drilling, completion and operations of wells, as well as disposal of waste oil. There are also procedures incident to the plugging and abandonment of dry holes or other non-operational wells, all as governed by the Texas Railroad Commission, Oil and Gas Division and the Kansas Corporation Commission, Oil and Gas Conservation Division.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons from tight formations. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions. However, the Environmental Protection Agency has asserted federal regulatory authority over certain hydraulic fracturing practices. Also, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. Certain states, including Texas, and municipalities have adopted, or are considering adopting, regulations that have imposed, or that could impose, more stringent permitting, disclosure, disposal and well construction requirements on hydraulic fracturing operations.

Compliance with these regulations may constitute a significant cost and effort for Ring. No specific accounting for environmental compliance has been maintained or projected by Ring to date. Ring does not presently know of any environmental demands, claims, or adverse actions, litigation or administrative proceedings in which it or the acquired properties are involved or subject to or arising out of its predecessor operations.

In the event of a breach of environmental regulations, these environmental regulatory agencies have a broad range of alternative or cumulative remedies including: ordering a cleanup of any spills or waste material and restoration of the soil or water to conditions existing prior to the environmental violation; fines; or enjoining further drilling, completion or production activities. In certain egregious situations, the agencies may also pursue criminal remedies against the Company or its principals.

Changes in regulations and laws relating to the oil and natural gas industry could result in our operations being disrupted or curtailed by government authorities. For example, oil and natural gas exploration and production may become less cost effective and decline as a result of increasingly stringent environmental requirements (including land use policies responsive to environmental concerns and delays or difficulties in obtaining environmental permits). A decline in exploration and production, in turn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

The Company is subject to market risk exposure related to changes in interest rates on its indebtedness under its revolving credit facility, which bears variable interest based upon a prime rate. Changes in interest rates affect the interest earned on the Company’s cash and cash equivalents and the interest rate paid on borrowings under its bank credit facility. If we draw funds on this credit facility, interest rate changes will impact future results of operations and cash flows.

Currently, the Company does not use interest rate derivative instruments to manage exposure to interest rate changes.

Commodity Price Risk

Our major market risk exposure is in the pricing applicable to our oil and natural gas production. Market risk refers to the risk of loss from adverse changes in oil and natural gas prices. Realized pricing is primarily driven by the prevailing domestic price for crude oil and spot prices applicable to the region in which we produce natural gas. Historically, prices received for oil and natural gas production have been volatile and unpredictable. We expect pricing volatility to continue.

The prices we receive depend on many factors outside of our control. Oil prices we received during the three month period ended March 31, 2014, ranged from a low of $87.62 per barrel to a high of $95.90 per barrel. Natural gas prices we received during the same period ranged from a low of $3.17 per Mcf to a high of $8.24 per Mcf. A significant decline in the prices of oil or natural gas could have a material adverse effect on our financial condition and results of operations.

The Company’s revenues, profitability and future growth depend substantially on prevailing prices for oil and natural gas. Prices also affect the amount of cash flow available for capital expenditures and Ring’s ability to borrow and raise additional capital. The amount the Company can borrow under its bank credit facility is subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that the Company can economically produce. Ring currently sells all of its oil and natural gas production under price sensitive or market price contracts.

Customer Credit Risk

Our principal exposures to credit risk is through receivables from the sale of our oil and natural gas production (approximately $3.9 million at December 31, 2013). We are subject to credit risk due to the concentration of our oil and natural gas receivables with our most significant customers. We do not require our customers to post collateral, and the inability of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results. For the three months ended March 31, 2014, sales to one customer, HollyFrontier Refining and Marketing (“Holly Frontier”) represented 90% of oil and gas revenues. For the three month period ended March 31, 2014, HollyFrontier represented 90% of our accounts receivable.

Currency Exchange Rate Risk

Foreign sales accounted for none of the Company’s sales; further, the Company accepts payment for its commodity sales only in U.S. dollars; hence, Ring is not exposed to foreign currency exchange rate risk on these sales.

Item 4. Controls and Procedures

Evaluation of disclosure controls and procedures

Our management, with the participation of Kelly W. Hoffman, our principal executive officer, and William R. Broaddrick, our principal financial officer, evaluated the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15 under the Exchange Act. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Based on management’s evaluation, Mssrs. Hoffman and Broaddrick concluded that our disclosure controls and procedures as of the end of the period covered by this filing were effective in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and (ii) is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

We will continue to monitor and evaluate the effectiveness of our disclosure controls and procedures and our internal controls over financial reporting on an ongoing basis and are committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

Changes in internal control over financial reporting

We regularly review our system of internal control over financial reporting and make changes to our processes and systems to improve controls and increase efficiency, while ensuring that we maintain an effective internal control environment. Changes may include such activities as implementing new, more efficient systems, consolidating activities, and migrating processes.

During the three month period ended March 31, 2014, we added additional personnel to our accounting staff and contracted with an external accounting firm in order to further segregate duties and allow for additional levels of review to the financial statement preparation process.

Part II – OTHER INFORMATION

Item 2. Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities.

On December 11, 2013, the Company closed an underwritten public offering of 5,000,000 shares of its common stock, as well as the exercise of the full over-allotment option by the underwriters of an additional 750,000 shares of its common stock, pursuant to a prospectus filed as part of an effective registration statement on Form S-1 (Registration No. 333-191482), as amended (effective as of December 5, 2013). The shares were sold at the public offering price of $10.00 per share.

The gross proceeds from the offering were $57.5 million, and the Company net proceeds from the offering were $54.2 million, after deducting underwriting commissions and offering expenses payable by the Company of $3.3 million. The $3.3 million in offering costs included $2.9 million in underwriting discounts with the remainder of the offering expenses being various legal, accounting, travel and other costs. No amounts were paid, directly or indirectly, to any director, officer or 10% owner. Of the net proceeds, $3.5 million was used to pay down the outstanding amount on our credit facility and approximately $9.6 million was used for acquisitions and leasing and approximately $13.9 million was used for development of existing properties.

Item 6. Exhibits

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Here-with
2.1	Stock for Stock Exchange Agreement dated May 3, 2012	8-K	000-53920	2.1	7/5/12
2.2	Merger Agreement dated November 7, 2012	8-K	000-53920	2.1	11/26/12
3.1	Articles of Incorporation (as amended)	10-K	000-53920	3.1	4/1/13
3.2	Current Bylaws	8-K	000-53920	3.2	1/24/13
10.1	Letter Agreement with Patriot Royalty & Land, LLC entered into on March 1, 2012	10-K	000-53920	10.1	3/20/12
10.2*	Ring Energy Inc. Long Term Incentive Plan, as Amended	8-K	000-53920	99.3	1/24/13
10.3*	Form of Option Grant for Long-Term Incentive Plan	10-Q	000-53920	10.2	8/14/12
10.4	Stanford Energy Promissory Note dated March 28, 2012	8-K	000-53920	99.1	4/3/12
10.5	Stanford Energy Promissory Note dated May 15, 2012	8-K	000-53920	99.1	5/17/12
10.6	Revolver Loan Agreement with The F&M Bank &Trust Company Dated May 12, 2011	10-Q	000-53920	10.3	8/14/12
10.7	First Amendment dated May 12, 2012, to Revolver Loan Agreement with The F&M Bank & Trust Company	10-Q	000-53920	10.4	8/14/12
10.8	Second Amendment to Loan Agreement with The F&M Bank & Trust Company	8-K	000-53920	99.1	1/24/13
10.9	Executive Committee Charter	10-K	000-53920	3.1	4/1/13
10.10	Audit Committee Charter	10-K	000-53920	3.1	4/1/13
10.11	Compensation Committee Charter	10-K	000-53920	3.1	4/1/13
10.12	Nominating and Corporate Governance Committee Charter	10-K	000-53920	3.1	4/1/13
10.13	Development Agreement	8-K	001-36057	10.1	10/18/13
10.14	Third Amendment to Loan Agreement with The F&M Bank & Trust Company	10-Q	001-36057	10.2	11/7/13
10.15	Fourth Amendment to Loan Agreement with The F&M Bank & Trust Company	10-Q	001-36057	10.3	11/7/13
10.16	Purchase and Sale Agreement, dated February 4, 2014, between Ring Energy, Inc. and Raw Oil & Gas, Inc., JDH Raw LC, and Smith Energy Company	8-K	001-36057	10.1	2/7/14
10.17	First Amendment to First Amended and Restated Revolver Loan Agreement dated May 1, 2014, with Prosperity Bank, successor by merger to The F&M Bank & Trust Company					X
14.1	Code of Ethics	8-K	000-53920	14.1	1/24/13
16.1	Letter dated April 19, 2012, from Haynie & Company	8-K	000-53920	16.1	4/19/12
31.1	Rule 13a-14(a) Certification by Chief Executive Officer					X
31.2	Rule 13a-14(a) Certification by Chief Financial Officer					X
32.1	Section 1350 Certification by Chief Executive Officer					X
32.2	Section 1350 Certification by Chief Financial Officer					X
101.INS	XBRL Instance Document					X
101.SCH	XBRL Taxonomy Extension Schema Document					X
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document					X
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document					X
101.LAB	XBRL Taxonomy Extension Label Linkbase Document					X
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document					X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ring Energy, Inc.

Date: May 7, 2014

By: /s/ Kelly W. Hoffman

Kelly W. Hoffman

Chief Executive Officer and Director

(Principal Executive Officer)

Date: May 7, 2014

By: /s/ William R. Broaddrick

William R. Broaddrick

Chief Financial Officer

(Principal Financial and Accounting Officer)

Exhibit 10.17

FIRST AMENDMENT TO FIRST AMENDED AND RESTATED

REVOLVER LOAN AGREEMENT

THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED REVOLVER LOAN AGREEMENT dated effective as of May 1, 2014 (this "First Amendment"), is made and entered into between RING ENERGY, INC., a Nevada corporation ("Borrower"), and PROSPERITY BANK, a Texas banking association, successor by merger to The F&M Bank & Trust Company (the "Bank").

WITNESSETH:

WHEREAS, the Borrower and the Bank are parties to that certain First Amended and Restated Revolver Loan Agreement dated as of October 30, 2013 (the "Existing Loan Agreement"), pursuant to which the Bank established a revolving line of credit in favor of the Borrower in the current maximum principal amount of Thirty Million Five Hundred Thousand and No/100 Dollars ($30,000,000.00), subject to the existing Revolver Commitment Amount ($10,000,000.00) until the Revolver Final Maturity Date (October 30, 2015 (the "Existing Revolver Commitment"); and

WHEREAS, the Borrower has requested the Bank to increase the Existing Revolver Commitment to the increased maximum principal amount of Fifty Million Dollars ($50,000,000.00), subject to the Revolver Commitment Amount and the Collateral Borrowing Base (each to be initially increased to $25,000,000); and

WHEREAS, subject to the terms, provisions and conditions hereinafter set forth, the Bank is willing to increase the Existing Revolver Commitment until the existing Revolver Final Maturity Date in the increased maximum principal amount of Fifty Million and No/100 Dollars ($50,000,000.00), subject to the Revolver Commitment Amount and the Collateral Borrowing Base.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree to amend the Existing Loan Agreement as follows:

1.

Definitions.  Any capitalized term used herein (including in the recitals hereto) but not otherwise defined shall have the meaning given to such term in the Existing Loan Agreement.  In addition, the following definitions in Article I of the Existing Loan Agreement are hereby replaced in their entirety, respectively:

"Base Rate" means the rate of interest published in the "Bonds, Rates and Yields" section of the money rates column of the Wall Street Journal (Southwest Edition) as its prime rate or base rate  on corporate loans at large U.S. money center banks or a similar rate if such rate ceases to be published or announced, in which event the Bank may select as the alternate rate such other announced and/or published prime rate or base rate for corporate loans of a New York, New York money center bank that the Bank deems in its sole discretion to be most comparable to the no longer announced or published prime or base rate. The Base Rate is not necessarily the best or lowest rate charged by the Bank from time to time.

"Revolver Commitment Amount" shall be the maximum outstanding principal amount plus Letter of Credit Exposures the Bank agrees from time to time to make available under the Revolver Commitment (currently stipulated to be equal to $25,000,000.00).

Revolver Commitment.  The Revolver Commitment is hereby increased to the maximum principal amount of $50,000,000.00 until the Revolver Final Maturity Date, subject to the restrictions contained in the Existing Loan Agreement, as amended by this First Amendment (as amended, the "Loan Agreement"), including the Collateral Borrowing Base and the Revolver Commitment Amount (each stipulated to initially be adjusted to the amount of $25,000,000.00).

2.

Replacement Revolver Note.  Section 2.2 of the Existing Loan Agreement is hereby amended to provide that the Borrower's obligation to repay the Revolver Loan advances made under the Revolver Commitment, together with interest accruing thereon, shall be evidenced by the Borrower's promissory note dated as of even date herewith, made payable to the order of the Bank in the face principal amount of $50,000,000, in form, content and substance acceptable to the Bank (the "Replacement Revolver Note").  All references in the Existing Loan Agreement to "Revolver Note" shall hereafter mean the Replacement Revolver Note.

3.

Third Party Reserve Report.  Section 4.1 (Semiannual Engineering Reports) of the Existing Loan Agreement is amended and modified to provide that the reserve report submitted to the Bank by each March 31, commencing March 31, 2015, shall be a third party engineering report from an individual or firm of reputable independent petroleum engineers reasonably acceptable to the Bank

4.

Ratification.  The remaining terms, provisions and conditions set forth in the Existing Loan Agreement shall remain in full force and effect for all purposes and are incorporated herein by reference. The Borrower restates, confirms, adopts and ratifies the warranties, covenants and representations set forth therein and further represents to the Bank that, as of the date hereof, no Default or Event of Default exists under the Loan Agreement (including this First Amendment).  The Borrower further confirms, grants and re-grants, pledges and re-pledges to the Bank a continuing and continuous, first priority security interest in and pledge of all of the items and types of Collateral more particularly described in Article III of the Existing Loan Agreement and in the Security Instruments as continuing security and collateral for the Revolver Commitment and the Indebtedness created pursuant thereto and as evidenced by the Replacement Revolver Note.

5.

Closing.  The Borrower shall execute and deliver, or cause to be executed and delivered to the Bank, each of the following as express conditions precedent to the effectiveness of the amendments and modifications contemplated by this First Amendment:

(a)

This First Amendment;

(b)

The Replacement Revolver Note;

(c)

The additional twenty five basis points (0.25%) fully earned and non-refundable loan origination fee owed by the Borrower to the Bank pursuant to Section 2.4 of the Loan Agreement on the increased amount ($15,000,000.00) of the Revolver Commitment Amount in immediately available U. S. Dollars ($37,5000.00);

(d)

Any amendments, modifications or supplements of the existing Security Instruments as deemed necessary or appropriate by the Bank to secure the Revolver Commitment and the Indebtedness as described and defined in the Loan Agreement; and

(e)

Closing certificate of the Borrower in form, scope and content acceptable to the Bank.

6.

SUBMISSION TO JURISDICTION.  BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT REGARDING THE LOAN AGREEMENT (INCLUDING THIS FIRST AMENDMENT), THE REPLACEMENT REVOLVER NOTE, AND THE OTHER LOAN DOCUMENTS (INCLUDING SECURITY INSTRUMENTS).

7.

Expenses.  The Borrower agrees to pay to the Bank on demand all reasonable and documented costs, fees and expenses (including without limitation reasonable attorneys fees and legal expenses) incurred or accrued by the Bank in connection with the negotiation, preparation, execution, delivery, filing, recording and administration of the Loan Agreement (including this First Amendment), the Replacement Revolver Note, the Security Instruments and the other Loan Documents, or any amendment, waiver, consent or modification thereto or thereof, or any enforcement thereof.  The Borrower further agrees that all such fees and expenses shall be paid regardless of whether or not the transactions provided for in this First Amendment are eventually closed and regardless of whether or not any or all sums evidenced by the Replacement Revolver Note are advanced to the Borrower by the Bank.  Upon the Borrower's failure to pay all such costs and expenses within fifteen (15) days of the Bank's submission of invoices therefore, the Bank shall pay such costs and expenses by debit to the general account of the Borrower without further notice to the Borrower. In any action to enforce or construe the provisions of the Loan Agreement or any of the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys' fees and all costs and expenses related thereto.

8.

Counterparts.  This First Amendment may be executed in multiple counterparts, each of which, when so executed, shall constitute an original copy.  Transmission by facsimile of an executed counterpart of this First Amendment by any party shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this First Amendment.

9.

WAIVER OF SPECIAL DAMAGES.  BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT BORROWER MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

10.

WAIVER OF JURY TRIALBORROWER FULLY, VOLUNTARILY AND EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN AGREEMENT (INCLUDING THIS FIRST AMENDMENT), THE REPLACEMENT REVOLVER NOTE, THE SECURITY INSTRUMENTS OR UNDER ANY AMENDMENT, SUPPLEMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THE LOAN AGREEMENT (INCLUDING THIS FIRST AMENDMENT).  BORROWER AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  BORROWER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTERING INTO THIS FIRST AMENDMENT, THAT BANK HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS FIRST AMENDMENT AND THAT BANK WILL CONTINUE TO RELY ON THIS WAIVER OF JURY TRIAL IN THIS AND RELATED FUTURE TRANSACTIONS.  BORROWER FURTHER WARRANTS AND REPRESENTS THAT IT HAS HAD OPPORTUNITY TO REVIEW THIS JURY TRIAL WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

11.

Release.  In consideration of the amendments contained herein, Borrower hereby waives and releases the Bank from any and all claims and defenses, known or unknown, as of the effective date of this First Amendment, with respect to the Loan Agreement and the Loan Documents and the transactions contemplated thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered in Tulsa, Oklahoma, effective as of the day and year first above written.

RING ENERGY, INC.,

a Nevada corporation

By /s/ William R. Broaddrick

William R. Broaddrick,

Chief Financial Officer

"Borrower"

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered in Tulsa, Oklahoma, effective as of the day and year first above written.

PROSPERITY BANK, successor by merger to

The F&M Bank & Trust Company

By /s/ Henry Smith

Henry Smith,

Vice President

"Bank"

CERTIFICATIONS

I, Kelly W. Hoffman, certify that:

1.

I have reviewed this Form 10-Q for the quarter ended March 31, 2014, of Ring Energy, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.

Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:  May 7, 2014

/s/ Kelly W. Hoffman

Kelly W. Hoffman, CEO

(Principal Executive Officer)

CERTIFICATIONS

I, William R. Broaddrick, certify that:

1.

I have reviewed this Form 10-Q for the quarter ended March 31, 2014, of Ring Energy, Inc.;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.

Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.

Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.

Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.

All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.

Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:  May 7, 2014

/s/ William R. Broaddrick

William R. Broaddrick, CFO

(Principal Financial Officer)

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Ring Energy, Inc. (the “Company”) on Form 10-Q for the three months ended March 31, 2014, as filed with the Securities and Exchange Commission (the “Report”), the undersigned principal executive officer and financial officer of the Company, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)

the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)

the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 7, 2014

/s/ Kelly W. Hoffman

Kelly W. Hoffman

(Principal Executive Officer)

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Ring Energy, Inc. (the “Company”) on Form 10-Q for the three months ended March 31, 2014, as filed with the Securities and Exchange Commission (the “Report”), the undersigned principal executive officer and financial officer of the Company, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)

the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)

the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:  May 7, 2014

/s/ William R. Broaddrick

William R. Broaddrick

(Principal Financial Officer)